UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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Asbury Automotive Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Asbury Automotive Group

622 Third Avenue, 37th Floor

New York, NY 10017

March 30, 2007

Dear Stockholders,

On behalf of the Board of Directors and management of Asbury Automotive Group, Inc. (the “Company”), it is our pleasure to invite you to attend the Company’s 2007 Annual Meeting of Stockholders. The meeting will be held on May 4, 2007, at 9:00 a.m. Eastern Daylight Time, at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be dealt with at the meeting.

As you know, an important aspect of the annual meeting process is the vote by stockholders on corporate business. I urge you to exercise your rights as a stockholder to vote and participate in the process. Whether or not you plan to attend the meeting, please read the enclosed proxy statement and complete, sign and date the enclosed proxy and return it as promptly as possible in the accompanying postage paid envelope. This will ensure that your shares are represented at the meeting.

Sincerely,

Kenneth B. Gilman President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

ASBURY AUTOMOTIVE GROUP, INC.

622 THIRD AVENUE, 37TH FLOOR

NEW YORK, NEW YORK 10017

(212) 885-2500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 4, 2007

To Our Stockholders:

The 2007 Annual Meeting of Stockholders of Asbury Automotive Group, Inc. (the “Company”) will be held at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York, on May 4, 2007, at 9:00 a.m. Eastern Daylight Time, for the purpose of considering and acting upon the following matters:

1.	the election of four members of Class II of the Board of Directors to hold office until the 2010 Annual Meeting of Stockholders;

2.	the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2007;

and such other matters as may properly come before the meeting or any adjournments thereof. The Board of Directors is not aware of any other business scheduled for the meeting. Any action may be taken on the above proposals at the meeting on May 4, 2007, or on any date or dates to which the meeting may be adjourned.

Stockholders of record at the close of business on March 15, 2007 are the stockholders entitled to vote at the meeting and any adjournments. A complete list of stockholders entitled to vote at the meeting will be available for inspection by stockholders during normal business hours at the Company’s corporate headquarters located at 622 Third Avenue, 37th Floor, New York, New York 10017, during the ten days prior to the meeting. This list will also be available for inspection at the meeting.

Your vote is important. Please sign and date the enclosed proxy, and return it promptly in the enclosed envelope to ensure your representation at the meeting. The proxy will not be used if you attend and vote at the meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS,

Lynne A. Burgess
Secretary

New York, New York

March 30, 2007

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

ASBURY AUTOMOTIVE GROUP, INC.

622 THIRD AVENUE, 37TH FLOOR

NEW YORK, NEW YORK 10017

(212) 885-2500

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2007

This proxy statement is furnished in connection with the solicitation, on behalf of Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), of proxies to be used at the Company’s annual meeting of stockholders, to be held at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York, on May 4, 2007, at 9:00 a.m. Eastern Daylight Time, and all adjournments of the meeting. The accompanying Notice of Meeting, this proxy statement and proxy card are first being mailed to stockholders on or about March 30, 2007. A copy of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006 is included with these materials.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders are being asked to consider and vote upon the matters outlined in the accompanying Notice of Meeting, including:

PROPOSAL 1. Election of four members of Class II of the Board of Directors (the “Board”) to hold office until the 2010 Annual Meeting of Stockholders; and

PROPOSAL 2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2007.

The stockholders will also transact any other business that may properly come before the meeting. Members of the Company’s management team and representatives from Deloitte & Touche LLP will be present at the meeting to make a statement if they so desire and to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the annual meeting was March 15, 2007. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. Attendance at the meeting will be limited to such stockholders of record, their proxies, beneficial owners having evidence of ownership on the record date and invited guests of the Company.

The Company’s sole outstanding capital stock is its common stock, par value $0.01 per share. Except as otherwise required by law, or as described in this proxy statement, each holder of the Company’s common stock is entitled to one vote per share on each matter submitted at the meeting. At the close of business on the record date there were 33,609,342 shares of the Company’s common stock outstanding, plus 48,637 shares of unvested restricted stock held by members of the Board that have voting rights, representing 33,657,979 votes eligible to be cast at the meeting.

What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will be entitled to vote the shares FOR the election of directors (Proposal 1) and FOR the ratification of auditors (Proposal 2). Shares that a broker is not entitled to vote with respect to a proposal are sometimes called “broker non-votes.” The treatment of broker non-votes is described in the following Q&A and below under “How will broker non-votes be treated?”

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of voting stock outstanding on the record date, determined by voting power, will constitute a quorum. Proxies received but marked as abstentions or broker non-votes (i.e., shares that your broker is not permitted to vote) will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the chairman of the meeting may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1. You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, your shares will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

2. You may vote by telephone or on the Internet. If you hold your shares of record, you may give your voting instructions by telephone or on the Internet. Please follow the voting instructions on the proxy card to vote your shares in either manner. If your shares are held in “street name” by a broker or other nominee, you may also be able to give voting instructions by telephone or on the Internet. Please check the voting form provided by your broker or nominee to see if they offer such options.

3. You may vote in person at the meeting. If you hold your shares of record and attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy from the institution that holds your shares indicating that you were the beneficial owner of the Company’s voting stock on March 15, 2007, the record date for voting at the annual meeting. Please contact your broker or other institution directly if you would like to obtain a proxy to vote your shares directly at the meeting. Even if you plan to attend the meeting, please sign and return your proxy card to ensure that your shares are represented. If you do attend the meeting, any votes you cast at the meeting will supersede your proxy.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting by:

•	signing another proxy with a later date;

•	giving written notice of the revocation of your proxy to the Secretary of the Company prior to the annual meeting; or

•	voting in person at the annual meeting.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	“FOR” Proposal 1: the election of four members of Class II of the Board of Directors to hold office until the 2010 Annual Meeting of Stockholders; (see page 7); and

•	“FOR” Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2007 (see page 39).

What if I do not specify how my shares are to be voted?

If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted FOR each of the proposals set forth in this proxy statement.

Will any other business be conducted at the meeting?

The Board knows of no other business that will be presented at the meeting. If any other proposal properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a plurality of the votes cast on this proposal is required to elect the four nominees as directors. This means that the four nominees will be elected if they receive more affirmative votes than any other person. If you vote “Withheld” with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Proxies will not be voted for a greater number of persons than the number of nominees named in this proxy statement.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

How many votes are required to ratify the appointment of the Company’s independent auditors?

The ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2007 requires the affirmative vote of a majority of the voting power of the Company’s common stock present at the meeting in person or by proxy and entitled to vote as of the record date.

How will abstentions be treated?

If you abstain from voting on a proposal, your shares will still be included for purposes of determining whether a quorum is present. Because directors are elected by a plurality of votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for Proposal 1. If you abstain from voting on Proposal 2, for which this option is available, your shares will be included in the number of shares voting on the proposal. Consequently, your abstention will have the same practical effect as a vote against the proposal.

How will broker non-votes be treated?

If your shares are held by a broker or other nominee in “street name,” your broker will generally be prohibited from voting such shares on any matter other than FOR the election of directors and FOR the ratification of the Company’s auditors, unless you inform your broker how your shares should be voted. If you don’t provide your instructions by properly completing and returning to your broker the enclosed voting card (or by voting by telephone or Internet, if your broker provides such services), such shares will be treated as “broker non-votes” with respect to any proposals raised at the meeting other than Proposals 1 and 2. Such shares will be included for purposes of calculating the presence of a quorum. Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal.

Who pays for the costs of soliciting proxies?

The Company will pay the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of voting stock. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the ownership of shares of the Company’s common stock by each director and named executive officer listed in the Summary Compensation Table and by all directors and executive officers of the Company as a group. In addition, the table sets forth information about all other persons known to the Company to be the beneficial owner of more than five percent of the Company’s common stock.

The following information is given as of March 15, 2007, the record date. In the case of percentage ownership, the information is based on 33,609,342 shares of the Company’s common stock outstanding on that date. Shares issuable upon exercise of options within 60 days of the record date are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons believed to beneficially own such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other persons. The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the record date through the exercise of any stock option or other right. Inclusion in the table below of such shares, however, does not constitute an admission that the director or named executive officer is a direct or indirect beneficial owner of such shares. Voting power in the table is computed with respect to a general election of directors. So far as is known to the Company, the persons listed below have sole voting and investment power with respect to the shares indicated as believed to be owned by them, except as noted.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	%
Principal Stockholders
Freeman Spogli(1)	5,922,187	17.6%
Barclays Global Investors, N.A.(2)	3,877,932	11.5%
Dimensional Fund Advisors LP (3)	2,774,674	8.3%
FMR Corp.(4)	2,044,830	6.1%
Goldman Sachs Asset Management, L.P.(5)	1,796,443	5.3%

Current Directors and Nominees
Janet M. Clarke(6)	8,428	*
Dennis E. Clements (7)	3,244	*
Thomas C. DeLoach, Jr (8).	2,595	*
Michael J. Durham(9)	32,508	*
Kenneth B. Gilman(10)	103,484	*
Vernon E. Jordan, Jr.(11)	19,761	*
Eugene S. Katz (12)	2,595	*
Philip F. Maritz(13)	19,761	*
Charles R. Oglesby(14)	177,272	*
John M. Roth(15)	2,595	*
Charles B. Tomm(16)	289,039	*
Jeffrey I. Wooley(17)	268,891	*

Named Executive Officers Who Are Not Directors
J. Gordon Smith(18)	133,333	*
Lynne A. Burgess(19)	30,000	*
Philip R. Johnson(20)	55,138	*
All directors and executive officers of Asbury as a group (15 persons)	1,148,644	3.4%

(*)	Denotes less than 1% of the Company’s common stock.
(1)	Based on a Schedule 13G/A filed with the SEC on January 12, 2007. Represents shares owned by FS Equity Partners III, L.P., FS Equity Partners International L.P. and FS Equity Partners IV, L.P., investment funds affiliated with Freeman Spogli Co. (“Freeman Spogli”). The business address of Freeman Spogli, FS Equity Partners III, L.P. and FS Equity Partners IV, L.P. is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FS Equity Partners International L.P. is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.
(2)

Based on a Schedule 13G filed with the SEC on January 23, 2007. Represents shares owned by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited. The business address of Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The business address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, England, U.K. EC3N 4HH. The business address of Barclays Global Investors Japan Trust and Banking Company Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012, Japan.

(3)	Based on a Schedule 13G/A filed with the SEC on February 9, 2007. Represents shares owned by Dimensional Fund Advisors LP, a Delaware limited partnership. The business address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401.
(4)	Based on a Schedule 13G filed with the SEC on February 14, 2007. Represents shares owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. (“FMR”), Pyramis Global Advisors, LLC, an indirect, wholly-owned subsidiary of FMR, Pyramis Global Advisors Trust Company, an indirect, wholly-owned subsidiary of FMR, Fidelity International Limited and Edward C. Johnson III, who is the Chairman of FMR Corp. The business address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. The business address of Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company is 53 State Street, Boston, Massachusetts 02109. The business address of Fidelity International Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.
(5)	Based on a Schedule 13G filed with the SEC on February 12, 2007. Represents shares owned by Goldman Sachs Asset Management, L.P., a Delaware limited partnership. The business address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005.
(6)	Represents (i) 3,333 options granted in connection with director compensation exercisable within 60 days after the record date, and (ii) 5,095 shares of unvested restricted stock granted in connection with director compensation. Ms. Clarke has the right to vote, but no right to dispose of, these shares of restricted stock.
(7)	Represents 3,244 shares of unvested restricted stock granted in connection with director compensation. Mr. Clements has the right to vote, but no right to dispose of, these shares of unvested restricted stock.
(8)	Represents 2,595 shares of unvested restricted stock granted in connection with director compensation. Mr. DeLoach has the right to vote, but no right to dispose of, these shares of unvested restricted stock.
(9)	Includes (i) 11,666 options granted in connection with director compensation exercisable within 60 days after the record date, and (ii) 13,895 shares of unvested restricted stock granted in connection with director compensation. Mr. Durham has the right to vote, but no right to dispose of, these shares of unvested restricted stock.
(10)	Includes 3,333 shares of unvested restricted stock. Mr. Gilman has the right to vote, but no right to dispose of, these shares of unvested restricted stock.
(11)	Represents (i) 14,666 options granted in connection with director compensation exercisable within 60 days after the record date, and (ii) 5,095 shares of unvested restricted stock granted in connection with director compensation. Mr. Jordan has the right to vote, but no right to dispose of, these shares of unvested restricted stock.
(12)	Represents 2,595 shares of unvested restricted stock granted in connection with director compensation. Mr. Katz has the right to vote, but no right to dispose of, these shares of unvested restricted stock.
(13)	Represents (i) 14,666 options granted in connection with director compensation exercisable within 60 days after the record date, and (ii) 5,095 shares of unvested restricted stock granted in connection with director compensation. Mr. Maritz has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(14)	Represents 177,272 options exercisable within 60 days after the record date.
(15)	Represents 2,595 shares of unvested restricted stock granted in connection with director compensation. Mr. Roth has the right to vote, but no right to dispose of, these shares of unvested restricted stock. Does not include 5,922,187 shares of common stock held of record by funds affiliated with Freeman Spogli, as described in footnote (1). Mr. Roth is a director, member, partner or executive officer of the general partners of each of these investment funds. Mr. Roth expressly disclaims beneficial ownership of any shares held by such investment funds except to the extent of his pecuniary interest in them.
(16)	Includes 163,939 options exercisable within 60 days of the record date. Mr. Tomm shares voting and investment power over 125,100 shares with his wife, Anita deSaussure Tomm.

(17)	Represents 268,891 shares owned by JIW Enterprises, Inc. Mr. Wooley is the president of, and beneficially owns the shares held by JIW Enterprises, Inc.
(18)	Represents 133,333 options exercisable within 60 days after the record date.
(19)	Represents 30,000 options exercisable within 60 days after the record date.
(20)	Includes 45,138 options exercisable within 60 days after the record date.

PROPOSAL NO. 1.

ELECTION OF DIRECTORS

Except as disclosed in this proxy statement, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected.

Four directors are to be elected to hold office as Class II directors for terms of three years, until their respective successors have been duly elected and qualified. If a proxy does not withhold authority for the election of any or all of the nominees for directors, the proxy holders will vote the shares represented by such proxy for the election of the four nominees. If a proxy withholds a vote from one or more nominees for directors, the proxy holders will follow the instructions.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. Management has no reason to believe that any of the nominees will not serve if elected. If a nominee is unable to stand for election, the Board will designate a substitute nominee. If a substitute nominee is designated, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Directors and Nominees for Election as Directors

Pursuant to the Company’s Restated Certificate of Incorporation and a resolution adopted by the Board, the size of the Board is twelve directors. The Board is classified into three classes, with three-year terms. The term of each Class II director expires this year, the term of each Class III director expires in 2008 and the term of each Class I director expires in 2009.

The biographies below give information provided by the nominees about their principal occupation, business experience and other matters. For additional information regarding the directors and nominees, see “SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS”, “GOVERNANCE OF THE COMPANY”, and “RELATED PERSON TRANSACTIONS”.

Nominees for Election as Class II Directors

The nominees for election to Class II of the Board are Thomas C. DeLoach, Jr., Philip F. Maritz, John M. Roth and Jeffrey I. Wooley. If re-elected at the annual meeting, their terms will expire in 2010.

The Board and management recommend you vote FOR each of these nominees.

THOMAS C. DeLOACH, JR. (59) has served as a member of the Board and a member of the Audit Committee since January 2007. He is a former executive of Mobil Corporation (“Mobil”) and served in various positions at Mobil from 1969 until 2000. From 1998 to 2000, Mr. DeLoach was the President of Global Midstream. From 1994 to 1998, Mr. DeLoach served as the Chief Financial Officer of Mobil. In 2000, Mr. DeLoach retired from Mobil, subsequent to Exxon’s acquisition of Mobil. From 2000 to 2002, Mr. DeLoach participated in the management of a NASCAR racing team primarily owned by Roger Penske. In 2003, Mr. DeLoach formed PIT Instruction & Training, LLC (“PIT”), a school that trains professional race car pit crews and corporate employees in team building and efficiency. Mr. DeLoach is a principal and managing partner of PIT. In addition, since 2005, Mr. DeLoach has served as a principal and managing partner of Red

Horse Racing, LLC, a NASCAR truck racing team. Mr. DeLoach is a member of the board of trustees of Liberty Property Trust, a self-managed real estate investment trust (“LPY”), is chair of LPY’s Audit Committee and is a member of LPY’s Compensation Committee.

PHILIP F. MARITZ (46) has served as a member of the Board since April 2002 and as Chair of the Audit Committee since May 2002. He is the co-founder of Maritz, Wolff & Co., which manages the Hotel Equity Fund, a private equity investment fund that owns luxury hotels and resorts. In 1990, he founded Maritz Properties, a commercial real estate development and investment firm where he serves as President. He is also the Managing Director of Broadreach Capital Partners, a private equity real estate investment fund.

JOHN M. ROTH (48) has served as a member of the Board and the Compensation Committee, and as Chair of the Executive Committee since 1996. Mr. Roth served as a member of the Governance and Nominating Committee (also referred to as the “Governance Committee” in this proxy statement) from February 2005 until November 2006. Mr. Roth joined Freeman Spogli & Co. in 1988 and became a General Partner in 1993. Mr. Roth was a member of Kidder, Peabody & Company, Inc.’s mergers and acquisitions group from 1984 to 1988. He is also a member of the Board of Directors of AFC Enterprises, Inc.

JEFFREY I. WOOLEY (62) has served as a member of the Board since March 2003, as President and Chief Executive Officer of Asbury Automotive Tampa LLC, a wholly owned subsidiary of the Company (“Asbury Tampa”) from September 1998 until February 2005 and as the Non-executive Chairman of Asbury Tampa since March 2005. Mr. Wooley has been in the automobile business for 41 years. He began his automotive career in 1965 and opened his first dealership in 1975. Prior to selling his dealerships to the Company in 1998, Mr. Wooley owned and operated nine franchises. He is a past President of the Pontiac National Dealer Council.

Current Class III Directors

The Class III directors are not standing for re-election at the upcoming annual meeting. Their terms expire in 2008, except for Mr. Gilman, who has announced his resignation from the Board effective with his retirement from the Company on May 4, 2007.

KENNETH B. GILMAN (60) has served as a member of the Board, a member of the Executive Committee and as the Company’s President and Chief Executive Officer since December 2001. He joined the Company following a 25-year career with The Limited Brands, the multi-brand apparel retailer, where his most recent assignment was as Chief Executive Officer of Lane Bryant. From 1993 to 2001, Mr. Gilman served as Vice Chairman and Chief Administrative Officer of The Limited Brands, and from 1987 to 1993 he was Executive Vice President and Chief Financial Officer.

VERNON E. JORDAN, JR. (71) has served as a member of the Board since April 2002 and was a member of the Audit Committee from April 2002 to February 2003. He has served as a Managing Director of Lazard Frères & Co. since January 2000. Prior to joining Lazard, Mr. Jordan was a senior executive partner with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., where he remains Of Counsel. Mr. Jordan’s corporate and other directorships include: American Express Company, Lazard, Ltd., J.C. Penney Company, Inc. and Xerox Corporation. Mr. Jordan also sits on the International Advisory Board of Barrick Gold.

EUGENE S. KATZ (61) has served as a member of the Board and a member of the Audit Committee since January 2007. He is a former partner of PricewaterhouseCoopers LLP (“PwC”). Mr. Katz began his career at PwC in 1969 and became a partner in July 1980. Mr. Katz retired from PwC in June 2006. During Mr. Katz’s service at PwC, he was responsible for leading audit engagements of private and public companies and served a variety of clients ranging from start-up companies to larger public companies. During 2002 and through his retirement in June 2006, Mr. Katz served as the west region risk management leader. In addition, Mr. Katz was a member of the PwC board of directors from 1992 to 1997 and from 2001 until 2005.

CHARLES R. OGLESBY (60) was named Senior Vice President and Chief Operating Officer of the Company and was elected to the Board on September 7, 2006. Mr. Oglesby served as Chief Executive Officer of the Company’s South region from August 2004 to March 2007. He originally joined the Company as President and Chief Executive Officer of Asbury Automotive Arkansas in February 2000. From July 1998 to February 2000, Mr. Oglesby served as President and Chief Operating Officer of the First America Automotive Group in San Francisco. Mr. Oglesby will succeed Mr. Gilman as the Company’s President and Chief Executive Officer, effective May 4, 2007.

Current Class I Directors

The Class I directors are not standing for re-election at the upcoming annual meeting. Their terms expire in 2009.

JANET M. CLARKE (54) became a member of the Board and a member of the Audit Committee on April 1, 2005. Ms. Clarke has served as a member of the Compensation Committee since April 2005 and was appointed as Chair of the Compensation Committee in August 2006. Ms. Clarke was also appointed as a member of the Governance Committee in November 2006. Ms. Clarke is the founder of Clarke Littlefield LLC, a marketing technologies advisory firm, and has served as its President since June 2003 and from 2001 to 2002. She was the Chief Marketing Officer of DealerTrack, Inc., a privately held automotive finance technology services company from September 2002 to June 2003. Ms. Clarke acted as chair and Chief Executive Officer of the KnowledgeBase Marketing subsidiary of Young and Rubicam, Inc. from February 2000 through February 2001. From May 1997 until February 2000, Ms. Clarke served as Managing Director, global database marketing at Citibank for Citigroup’s consumer business. Ms. Clarke serves as a director of Gateway Corporation. Ms. Clarke also serves as a director and a member of the Audit Committee of ExpressJet Holdings, Inc. and as a director of eFunds Corporation and chairs the Compensation Committees of those Boards.

DENNIS E. CLEMENTS (61) has served on the Board since September 2006. Mr. Clements became a member of the Compensation Committee and a member of the Governance Committee in November 2006 and a member of the Executive Committee in January 2007. He is currently a consultant to Toyota and other companies through his consulting firm, Discretionary Effort L.L.C., which he founded in 2005. From June 2000 to June 2005, Mr. Clements was an officer of Toyota Motor Sales, USA, serving as Group Vice President and General Manager of Lexus USA. Before becoming Lexus Group Vice President and General Manager, he was President of Toyota’s Central Atlantic division from June 1991 to June 2000, and held a number of other senior sales management positions at Toyota. Earlier in his career, Mr. Clements was with Ford Motor Co. for 15 years, progressing through a variety of sales and management positions in the Ford and Lincoln-Mercury divisions.

MICHAEL J. DURHAM (56) has served as a member of the Board since February 2003 and became the Company’s Non-executive Chairman in January 2004. Mr. Durham has served on the Executive Committee since March 2004, the Governance Committee since February 2005 and became the Chair of the Governance Committee in April 2005. In addition, Mr. Durham served as a member of the Audit Committee from February 2003 until July 2006. He is a self-employed consultant at Cognizant Associates, Inc., a consulting firm he founded in August 2000. From July 1996 until October 1999, Mr. Durham served as President and Chief Executive Officer of Sabre, Inc., a travel distribution company, and as President from March 1995 to July 1996. Prior to joining Sabre, Inc., Mr. Durham spent sixteen years with AMR/American Airlines, serving as Senior Vice President and Treasurer of AMR and Senior Vice President of Finance and Chief Financial Officer of American Airlines. Mr. Durham serves on the board of directors, as Chairman of the Audit Committee and a member of the Environmental and Corporate Responsibility Committee of AGL Resources, Inc., on the board of directors and as a member of the Audit Committee of Acxiom Corporation and of Hertz Global Holdings, and on the board of directors and a member of the Audit Committee and the Pension Oversight Committee of Bombardier Inc., a Canadian public company.

CHARLES B. TOMM (60) became a member of the Board on April 1, 2005. Mr. Tomm was named President and Chief Executive Officer of the Company’s Florida region in January 2005. He also served as

President and Chief Executive Officer of the Company’s Jacksonville platform, which is known as Coggin Automotive Group, from November 2003 until January 2005, and as President and Chief Operating Officer from September 1997 until January 2005. He originally joined Coggin Automotive Group in April 1994 as Vice President, Chief Financial Officer and General Counsel and became Executive Vice President of Coggin in January 1996.

GOVERNANCE OF THE COMPANY

The Board believes that the purpose of corporate governance is to ensure that the Company maximizes stockholder value in a manner consistent with legal requirements and the highest standards of integrity. It has adopted and adheres to corporate governance practices that it and management believe promote this purpose, are sound and represent best practices. The Company continually reviews its governance practices, Delaware law (the state in which the Company is incorporated), the rules and listing standards of the New York Stock Exchange (“NYSE”) and the regulations of the SEC, as well as best practices suggested by recognized governance authorities.

Independence of Directors

Prior to September 22, 2006, the Company was a controlled company with Asbury Automotive Holdings L.L.C. (“AAH”) controlling more than 50% of the voting power of the Company’s outstanding common stock. As such, the Company was not required to comply with the NYSE’s requirement that a majority of its directors be “independent.” Through a series of secondary offerings beginning on September 22, 2006, Ripplewood Partners L.P., the majority owners of AAH, sold its shares of the Company common stock on the open market. On December 29, 2006, AAH dissolved and distributed its shares of the Company’s common stock among certain funds affiliated with Freeman Spogli. See footnote (1) to the table under “Securities Owned By Management and Certain Beneficial Owners” for further information concerning these funds.

The Board has determined that the following eight of its twelve directors qualify as independent directors under the NYSE’s rules: Ms. Clarke, Messrs. Clements, DeLoach, Durham, Jordan, Katz, Maritz and Roth. The Board has adopted the categorical standards set forth below to assist it in making determinations of independence. These standards comply with the NYSE’s categorical standards for director independence.

Any director who satisfies all of the following criteria shall be presumed to be an “independent” director:

•

He or she has not been employed by, and none of his or her immediate family members* has been an executive officer of, the Company or its consolidated subsidiaries (together, the “Company”) at any time within the three years preceding the date of this determination;

•

He or she has not received, and none of his or her immediate family members has received, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), at any time within the three years preceding the date of this determination;

•

He or she has not been affiliated with or employed by, and none of his or her immediate family members has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company at any time within the three years preceding the date of this determination;

*	An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. Any such relationship arising by blood, marriage or adoption is included.

•

He or she has not, and none of his or her immediate family members has, at any time within three years from the date of this determination, been employed as an executive officer of another company where any of the Company’s present executive officers serve on that company’s compensation committee; and

•

He or she is not an executive officer or an employee, and none of his or her immediate family members is an executive officer of a company (other than a charitable organization) that, during the current fiscal year or last three completed fiscal years, made payments to, or received payments from, the Company for property or services in an amount that, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board also reviews and affirmatively determines, based upon all relevant facts and circumstances, whether any director has a material relationship with the Company that would affect his or her independence, including any direct or indirect commercial, professional, charitable or familial relationships between the director or his or her immediate family members, on the one hand, and the Company or its executive officers, on the other hand.

A director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee:

•

Accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service; or

•	Is an affiliated person of the Company.

In addition to satisfying the above-described independence criteria, in order to qualify as independent for Compensation Committee purposes, the director must also be deemed (i) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Rule 16b-3 defines “non-employee director” as director who:

•	is not currently an officer of, or is not otherwise currently employed by, the Company or a parent or subsidiary of the Company;

•

does not receive compensation from the Company or a parent or subsidiary of the Company, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed $120,000; and

•	does not possess an interest in any other transaction with the Company for which disclosure would be required the “Related Person Transactions” section of this proxy statement on page 34.

Section 162(m) of the Code and its corresponding regulation, Regulation 1.162-27, defines “outside director” as a director who:

•	is not a current employee of the Company;

•	is not a former employee of the Company receiving compensation for prior service (other than benefits under a tax-qualified retirement plan);

•	has not been an officer of the Company; and

•	receives no remuneration from the Company in any capacity other than as director.

The Board has affirmatively determined, by applying the categorical standards set forth above, that no independent director has any material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

Nomination of Directors

The Governance Committee performs the nominating duties on behalf of the Board. The nominees for election at the annual meeting are all currently directors and, except for Mr. Roth, a principal of one of the Company’s founding stockholders, were originally recommended to the Board by various sources including other directors, the Company’s dealers, stockholders and a third-party executive search firm. In addition to these sources, new director candidates are identified by management or additional third-party executive search firms to assist in identifying and evaluating potential nominees. Candidates are evaluated in light of the current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders. In performing this evaluation, the Governance Committee considers the diversity, age, skills, experience and other factors it deems appropriate given the needs of the Board and the Company to maintain a balance of knowledge, experience and capabilities. Qualified director nominees should possess high moral character and personal integrity, high level of leadership or managerial experience, experience and knowledge relative to matters affecting the Company, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of stockholders and growth of the Company, freedom from conflicts of interest, the ability to dedicate sufficient time, energy and attention to Board activities and the diligent performance of his or her duties, and reflect the diversity of the Company’s stockholders, employees, customers and communities.

The Board will consider director candidates recommended by the Company’s stockholders. In order to make such a nomination, the stockholder must (i) be a record holder of shares of common stock on the record date, (ii) be entitled to vote for the election of such director(s) and (iii) comply with the notice procedures set forth in the Company’s bylaws. If you would like a copy of the Company’s bylaws, please notify the Company at the address given on the first page of this proxy statement. The bylaws are also available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Notice of a stockholder’s recommendation with regard to nominees for election to the Board must be delivered to, or mailed to and received by, the Secretary of the Company not later than 90 days or earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If the annual meeting of the stockholders for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting of stockholders, such recommendation must be received by the Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company. The stockholder’s notice shall be signed by the stockholder of record who intends to recommend a nominee, and shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (B) the number of shares of the Company which are owned of record and beneficially by such stockholder and such beneficial owner, (C) a representation that such stockholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice and (D) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination.

Communications with the Board

The Company has established procedures for stockholders and interested parties to communicate on a confidential basis directly with the Board, with the Company’s non-management directors, or with a particular director by sending written communications to Asbury Automotive Group, Inc., 622 Third Avenue, 37th Floor, New York, NY 10017, Attn: Board of Directors. All letters must identify the author and clearly state whether the intended recipients are all members of the Board or only certain specified individual directors. The General Counsel will make copies of all letters and circulate them to the directors addressed. If the author of the communication wishes such communication to be confidential, it must be clearly indicated on the envelope that the communication is “confidential.” The General Counsel will then forward such communication, unopened, to the Chairman of the Board.

Committees of the Board

The Board has as standing committees an Audit Committee, a Compensation Committee, an Executive Committee and the Governance Committee. In 2006, the Board formed a Special Committee, which is not currently functioning.

Audit Committee

There were several changes in the composition of the Audit Committee since the beginning of 2006. At the beginning of 2006, the members of the Audit Committee were Messrs. Maritz (Chair) and Durham, and Ms. Clarke. On July 12, 2006, Mr. Durham resigned as a member of the Audit Committee and Ian Snow joined the Committee. On January 17, 2007, Ian Snow resigned as a member of the Board. On that same date, Thomas C. DeLoach, Jr. and Eugene S. Katz were elected as members of the Board and were appointed to the Audit Committee. As such, the current members of the Audit Committee are Messrs. Maritz (Chair), DeLoach, Katz and Ms. Clarke.

The Committee held 11 meetings in 2006. In accordance with the NYSE’s rules, all members of the Audit Committee meet the independence requirements for Audit Committee members and are financially literate. Messrs. DeLoach and Katz are the Audit Committee financial experts. The charter of the Audit Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

This Committee retains the auditing firm engaged each year as the Company’s principal independent auditors, subject to shareholder ratification. With management and the independent auditors, the Committee reviews the financial statements, oversees the financial reporting process and assesses the adequacy of basic accounting services rendered to the Company. The Audit Committee’s review of financial statements is more fully described below under the caption “REPORT OF THE AUDIT COMMITTEE”, and its responsibilities are outlined in the Audit Committee Charter.

Compensation Committee

At the beginning of 2006, the members of the Compensation Committee were Messrs. Snow (Chair) and Roth, and Ms. Clarke. On July 12, 2006, Mr. Snow resigned as the Chair of the Committee and Ms. Clarke was appointed the Chair. Mr. Snow resigned from, and Dennis Clements was appointed to, the Committee on November 6, 2006. Mr. Snow resigned from the Board on January 17, 2007. As a result, the current members of the Compensation Committee are Ms. Clarke (Chair) and Messrs. Clements and Roth. The Committee held thirteen meetings in 2006. Each member of the Committee is an independent director and meets the additional criteria to qualify for independence for Compensation Committee purposes. The charter of the Compensation Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

This Committee establishes and reviews the general compensation philosophy for the Company with the input of management, recommends to the Board the compensation to be paid the President and Chief Executive Officer, reviews the recommendations of the Chief Executive Officer as to the appropriate compensation of the

Company’s corporate officers, has general supervisory power over, and has the power to grant awards under, the Company’s 2002 Equity Incentive Plan, and oversees other benefit plans, and recommends to the Board the compensation to be paid to the directors. See “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION” for further detail on this process.

Executive Committee

The members of the Executive Committee during 2006 were Messrs. Roth (Chair), Durham, Gilman and Snow. With the resignation of Mr. Snow from the Board on January 17, 2007, Mr. Clements was appointed to the Executive Committee. The current members of the Executive Committee are Messrs. Roth (Chair), Clements, Durham and Gilman. The Committee held no formal meetings in 2006 and acted pursuant to unanimous written consent as necessary. The Executive Committee has exercised and may exercise all the authority of the Board when the Board is not in session except that it does not have the authority to (a) approve or propose to stockholders actions required by the Delaware General Corporation Law to be approved by stockholders; (b) adopt, amend or repeal by-laws; (c) authorize distributions; (d) fill vacancies on the Board or any of its committees; (e) approve a plan of merger, consolidation or reorganization not requiring stockholder approval; (f) authorize or approve the reacquisition of shares, except according to a formula or method prescribed by the Board; or (g) authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a class or series of shares.

Governance and Nominating Committee

At the beginning of 2006, the members of the Governance Committee were Messrs. Durham (Chairman), Roth and Snow. Mr. Clements was appointed to, and Mr. Snow resigned from, the Committee on November 6, 2006. Mr. Snow resigned from the Board on January 17, 2007. As a result, the members of the Governance Committee are Messrs. Durham (Chair) and Clements, and Ms. Clarke, all of whom are independent directors. During 2006, the Governance Committee held five formal meetings. The charter of the Governance Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

The Governance Committee assumes the nominating and corporate governance duties on behalf of the Board. The Committee assists the Board by identifying qualified individuals to become directors and recommending the composition of the Board and its committees. It is also responsible for monitoring the process to assess the Board’s effectiveness and developing and implementing the Company’s corporate governance guidelines.

Special Committee

In connection with certain strategic projects which did not become public during 2006, the Board formed a Special Committee comprised of the following independent directors: Messrs. Durham (Chair), Maritz and Jordan, and Ms. Clarke. The Committee held five meeting during 2006. Each member of the Committee is an independent director.

Directors’ Fees; Attendance

Directors who are employees of the Company do not receive a retainer or fees for service on the Board or its committees. All other directors (the “non-management directors”) receive an annual retainer for service that is paid in advance and meeting fees that are paid quarterly in arrears, as well as annual equity grants and the use of a motor vehicle.

The compensation arrangement for non-management directors during 2006 was as follows: Each non-management director, except Mr. Durham, received an annual retainer of $35,000. As the non-executive chairman of the board, Mr. Durham received an annual retainer of $225,000. In addition, the non-management directors received $1,500 for their attendance at meetings of the Board and meetings of the Compensation Committee and the Governance Committee in person, and $2,000 for their attendance at meetings of the Audit Committee in person ($1,500 for Audit Committee meetings conducted by telephone), and $1,000 for all other meetings conducted by telephone. The Audit Committee chair was paid an annual retainer of $20,000 and the Compensation Committee and Governance Committee chairs were each paid annual retainers of $5,000. Each non-management director is reimbursed for reasonable out-of-pocket expenses incurred for attendance at Board and/or committee meetings and receives the use of a motor vehicle.

The members of the Special Committee each received the following compensation: $45,000 for Mr. Durham as the Chair of such committee and $30,000 for the other Committee members. In addition, each Committee member received a payment of $1,500 per meeting of the Special Committee and a payment of $1,500 for each day during which he or she focused significant attention on the business of the Special Committee.

Prior to 2006, each non-management director received an annual grant of Company stock options. In lieu of such option grant, beginning in 2006, each non-management director receives an annual grant of shares of time-vesting restricted stock. If a director is elected to the Board during the course of a fiscal year, the number of shares received by such director will be pro-rated for that year. In 2006, the Compensation Committee recommended, and the Board approved, a grant of 2,500 shares of restricted stock to the non-management directors. In addition to the grant of 2,500 shares of restricted stock, on October 23, 2006, Mr. Durham received a one-time grant of 20,842 shares of restricted stock, with one-third of such grant vesting on the date of grant and the remaining two-thirds vesting on the first and second anniversaries of the grant. Mr. Durham received this grant of restricted stock as compensation for his time commitment on certain strategic transactions pursued by the Company in 2006.

At a meeting of the Board on February 22, 2007, the Compensation Committee recommended, and the Board approved, the following changes to the compensation arrangement for non-management directors: (i) the annual retainers for the chairs of the Compensation Committee and Governance Committee were increased from $5,000 to $10,000; (ii) the meeting fees for Board meetings and committee meetings, other than Audit Committee meetings, were increased from $1,500 to $2,000; and (iii) the annual grant of 2,500 shares of restricted stock was replaced with an annual grant of $70,000 in value of restricted stock.

The following table shows the actual compensation earned by the non-management directors for the 2006 fiscal year.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards (3)		Option Awards (6)	All Other Compensation (7)	Total
Michael J. Durham	$356,750	$207,816	(4)	$22,296	$45,526	$632,388
Janet M. Clarke	$130,974	$8,254		$9,350	$21,500	$170,078
Dennis E. Clements	$16,250	$0	(5)	$0	$2,257	$18,507
Vernon E. Jordan, Jr.	$91,167	$8,254		$22,296	$25,339	$147,056
Philip F. Maritz	$130,250	$8,254		$22,296	$18,961	$179,761
Ian K. Snow	$75,917	$8,254		$9,350	$61,012	$154,533

(1)	The directors referenced in this table were the Company’s non-management directors who received compensation from the Company in 2006. Messrs. Collins and Roth, although non-management directors of the Company in 2006, did not receive compensation from the Company as they were principals of the entities that controlled the Company. Messrs. Collins and Snow resigned as members of the Company’s board of directors on January 17, 2007. The compensation for Mr. Clements reflects compensation for his activities on the Board from the date of his election to the Board.
(2)	This column reports the amount of cash compensation earned in 2006 for Board and committee service.
(3)

With the exception of the amount in this column beside Mr. Durham’s name, the figures in this column represent the dollar amount of compensation costs recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) for 2,500 shares of restricted stock granted to each non-management director on July 13, 2006. The aggregate grant date fair value of the restricted stock granted to these directors are as follows: Michael Durham: $49,525 Janet M. Clarke: $49,525; Dennis E. Clements: $0; Vernon E. Jordan, Jr.: $49,525; Philip F. Maritz: $49,525; and Ian K. Snow: $49,525. The aggregate grant date fair value of the outstanding restricted stock is calculated in accordance with FAS 123R using the closing market price of the Company’s common stock on the date of grant, which price was $19.81 per share.

(4)	Represents the dollar amount of compensation costs recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for (i) 2,500 shares of restricted stock granted to Mr. Durham on July 13, 2006, and (ii) 20,842 shares of restricted stock granted to Mr. Durham on October 23, 2006. The aggregate grant date fair value of the restricted stock granted to Mr. Durham is $528,474, calculated in accordance with FAS 123R and using the same valuation assumption as described in footnote (3) above. The closing market price of the Company’s common stock on October 23, 2006 was $22.98 per share.
(5)	Mr. Clements will receive a grant of 649 shares of restricted stock when he is granted restricted stock in 2007, representing the pro-rata grant of restricted stock for his service on the Board for last three months of 2006.
(6)	Represents the dollar amount of compensation costs recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). The Company did not grant any options in 2006, and thus the figures in this column represent option awards granted in fiscal years prior to 2006. As of December 31, 2006, each non-management director had the following outstanding options: Michael Durham: 15,000; Janet M. Clarke: 5,000; Dennis E. Clements: 0; Vernon E. Jordan, Jr.:18,000; Philip F. Maritz: 18,000; and Ian K. Snow: 5,000. The aggregate grant date fair value of the outstanding options for these directors are as follows: Michael Durham: $88,850 Janet M. Clarke: $28,050; Dennis E. Clements: $0; Vernon E. Jordan, Jr.: $115,641; Philip F. Maritz: $115,641; and Ian K. Snow: $28,050. The aggregate grant date fair value of these options is calculated in accordance with 123R using the Black Scholes option valuation model.
(7)	The amounts in this column represent the incremental cost to the Company for the use of the vehicle received by each non-management director. The Company calculates incremental costs of personal use vehicles as all direct costs (e.g., the cost of shipping the vehicle to the director and taxes). In addition, the Company includes the difference between the Company’s cost for the vehicle and the ultimate sale price or the anticipated sale price, pro rated for the amount of time the director had possession of the vehicle during the fiscal year, plus an estimate of lost interest income calculated as the Company’s initial cash outlay for the vehicle multiplied by the Company’s weighted average interest rate on invested cash. The Company does not estimate lost margin on an ultimate sale of the vehicle.

The amounts in this column also represent (i) two quarterly dividend payments of $0.20 per share on the 2,500 shares of restricted stock issued to the non-management directors and (ii) with respect to Mr. Durham, one dividend payment of $0.20 per share on the 20,842 shares of restricted stock granted to Mr. Durham on October 23, 2006.

During 2006, there were twenty-three meetings of the Board. Each director attended at least 75% of the total meetings of the Board and Committees on which he or she served. In accordance with the NYSE’s rules, the non-management directors held seven executive sessions during 2006. Mr. Durham presides over such executive sessions.

The Company does not have a policy with regard to the attendance of the members of its Board at annual meetings. At the time of the Company’s 2006 Annual Meeting of Stockholders, the Board was comprised of eleven members; there was one seat vacant. Eight of the eleven then-current members of the Board attended such meeting.

Code of Business Conduct and Ethics

In accordance with the NYSE’s rules and the rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all directors, officers and employees. These documents are available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

The Company will provide you with copies of the above-mentioned documents as well as our Audit Committee, Compensation Committee and Governance Committee charters, free of charge, if you call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 622 Third Avenue, 37th Floor, New York, New York 10017.

CORPORATE OFFICERS

Listed below is information on the Company’s corporate officers as of March 30, 2007. Corporate officers are elected by and serve at the discretion of the Board.

Name	Age	Position
Kenneth B. Gilman*	60	President, Chief Executive Officer and Director
Charles R. Oglesby*	60	Senior Vice President, Chief Operating Officer and Director
J. Gordon Smith*	52	Senior Vice President and Chief Financial Officer
Lynne A. Burgess*	57	Vice President, General Counsel and Secretary
Philip R. Johnson*	58	Vice President of Human Resources
Ronald J. Avallone	48	Vice President of Internal Audit and SOX Compliance
Brett Hutchinson	35	Vice President and Controller
Kenneth E. Jackson	48	Vice President of Regional Human Resources
Hunter C. Johnson	45	Vice President and Treasurer
George C. Karolis	32	Vice President of Corporate Development
Allen T. Levenson	44	Vice President of Sales and Marketing
Matthew J. Mees	49	Vice President of Manufacturer Relations
Charles A. Robinson, IV	55	Vice President of Finance and Insurance
John M. Rooks	61	Vice President of Risk Management
John C. Stamm	50	Vice President of Operations
Keith R. Style	35	Vice President of Financial Planning and Analysis

*	Denotes named executive officer

Set forth below is a brief description of the business experience of the Company’s corporate officers for at least the past five years.

KENNETH B. GILMAN Please see Mr. Gilman’s biographical information under “ELECTION OF DIRECTORS” above.

CHARLES R. OGLESBY Please see Mr. Oglesby’s biographical information under “ELECTION OF DIRECTORS” above.

J. GORDON SMITH has served as the Company’s Senior Vice President and Chief Financial Officer since September 2003. He joined the Company following over 26 years with General Electric Company (“GE”). The last twelve years he served as Chief Financial Officer for three of GE’s commercial finance businesses: Corporate Financial Services, Commercial Equipment Finance and Capital Markets.

LYNNE A. BURGESS has served as the Company’s Vice President and General Counsel since September 2002, and as Secretary since February 2005. From July 2001 to September 2002, Ms. Burgess served as General Counsel and Secretary to the Governance Committee of Oliver, Wyman & Company, LLC, a strategy-consulting firm to the financial services industry. Prior to joining Oliver, Wyman & Company, Ms. Burgess was Senior Vice President and General Counsel of Entex Information Services, Inc., a national personal computer systems integrator, from May 1994 until June 2000.

PHILIP R. JOHNSON has been the Company’s Vice President of Human Resources since June 2000. Prior to joining the Company, Mr. Johnson had over 23 years of experience in human resources, holding top human resources positions in large national and regional retail companies. He operated his own human resources consulting practice from 1998 to 2000. From 1994 to 1998 he served as Senior Vice President of Human Resources at Entex Information Services, Inc., a national personal computer systems integrator.

RONALD J. AVALLONE has served as Vice President of Internal Audit and SOX Compliance responsible for Internal Auditing and Sarbanes-Oxley reporting compliance since August 2006 and was the Company’s Director of Internal Audit and SOX Compliance from August 2003 to August 2006. Prior to joining the Company in 2003, Mr. Avallone worked for 23 years primarily in the corporate accounting and financial reporting office for ChevronTexaco.

BRETT HUTCHINSON has served as the Company’s Vice President and Controller since February 2004. Mr. Hutchinson held various positions in the finance department since joining the Company in April 1999, including serving as Corporate Controller from September 2002 until February 2004. Prior to joining Asbury, Mr. Hutchinson worked for five years at Arthur Andersen in New York City and Columbus, Ohio.

KENNETH E. JACKSON has served as the Company’s Vice President of Regional Human Resources since April 1, 2005 and as the Company’s Director of Human Resources since June 1, 2001. Prior to joining Asbury, Mr. Jackson held Human Resources Management positions with NIKE, Inc. and Robinson-May Stores, a division of May Department Stores.

HUNTER C. JOHNSON has served as the Company’s Vice President and Treasurer since April 1, 2005, and as the Company’s Treasurer since May 2003. Mr. Johnson joined the Company following 14 years with DaimlerChrysler where he worked in a variety of positions, primarily within the finance staff at Chrysler and Chrysler Financial Corporation and in the Office of the Chairman of DaimlerChrysler Services in Berlin.

GEORGE C. KAROLIS has served as the Company’s Vice President of Corporate Development responsible for the Company’s acquisitions and divestitures since February 2004. Since joining the Company in April 2000, Mr. Karolis has held a number of positions in the finance department, including Director of Financial Operations and Director of Corporate Development. Prior to joining Asbury, Mr. Karolis worked for four years at Arthur Andersen in its transaction advisory services group in New York City.

ALLEN T. LEVENSON has served as the Company’s Vice President of Sales and Marketing since March 2001. Prior to joining the Company, Mr. Levenson had over 20 years of experience in senior roles with leading retailers and management consulting firms including McKinsey & Company and Bain & Company. From July 1999 to February 2001, Mr. Levenson co-founded and served as President and Chief Executive Officer of Gazelle.com, a business-to-consumer e-commerce company.

MATTHEW J. MEES has served as Asbury as Vice President of Manufacturer Relations since August 2006, and was Asbury’s Director of Manufacturer Relations from June 2002 to August 2006. Mr. Mees joined Asbury following a seventeen-year career with DaimlerChrysler, where he worked exclusively in their field organization and held various management and executive positions with responsibilities in Sales, Service, Parts and Marketing.

CHARLES A. ROBINSON, IV has served as the Company’s Vice President of Finance and Insurance since August 2004. Mr. Robinson joined the Company following 24 years of service with AON Corp. (“AON”). During Mr. Robinson’s last two years at AON, he served as the President and Chief Executive Officer of Resource Dealer Group, a division of AON that distributes insurance products to the automotive retail industry. Prior to joining AON, Mr. Robinson spent eight years in the automotive retail industry where he served as the General Manager and a Sales Manager of two Ford dealerships in Milton and Braintree, Massachusetts.

JOHN M. ROOKS has served as the Company’s Vice President of Risk Management since April 2005 and as the Company’s Director of Risk Management since January 1999. Prior to joining Asbury, Mr. Rooks was Vice President of Risk Management and Human Resources for Coggin Automotive Group. Prior to joining the Company, Mr. Rooks served 36 years in the insurance industry in various capacities including as a broker and as a risk manager for Lynch Management Company, another large automotive dealer, and with Traveler’s Insurance Company as underwriting and marketing manager.

JOHN C. STAMM has served as the Company’s Vice President of Operations since November 2005 and Vice President of Dealer Development since January 2002. From June 2000 to January 2002, Mr. Stamm served as the Company’s Director of Fixed Operations. With over 30 years of automotive retailing experience, Mr. Stamm served as a Fixed Operations Consultant for Coughlin Automotive in Newark, Ohio from September 1999 to June 2000. From October 1996 to June 1999, he served as the Vice President and General Manager of McCuen Management Corporation in Westerville, Ohio. Prior to October 1996, Mr. Stamm was employed for 14 years at Automanage Inc., a large automotive retailer, where he held various managerial positions, including General Manager.

KEITH R. STYLE has served as Asbury’s Vice President of Financial Planning & Analysis since August 2006. Since joining Asbury in 2003, Mr. Style has served in various positions, including the Director of Budgeting & Forecasting and Assistant Controller. Prior to Asbury, Mr. Style worked at Sirius Satellite Radio, Inc., a leading satellite radio entertainment provider, where he served in the planning and controllership functions for more than five years. Mr. Style began his career with Arthur Andersen LLP and is a certified public accountant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership of such securities with the SEC. These persons are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to the Company or prepared by the Company on behalf of such Section 16 filers, or written representations that no Forms 5 were required, other than those for certain exempted transactions, the Company believes that these filers have complied with all Section 16(a) filing requirements during 2006, with the exception of two late reports filed by John Capps reporting fourteen and six transactions, respectively, one late report filed by Luther Coggin reporting three transactions, and one late report filed by SLT/TAG, Inc. reporting five transactions.

COMPENSATION DISCUSSION AND ANALYSIS

As of the date of this proxy statement, the Company has been a public company for just over five years and has had operations for approximately ten years. From a mere conception ten years ago, the Company has grown to become one of the largest automotive retailers in the U.S. The Company’s compensation philosophy reflects the needs of a young, growing organization.

The Compensation Committee (also referred to in this Compensation Discussion and Analysis section of the proxy statement (the “CD&A”) as the “Committee”) is charged with various duties concerning the compensation of the Company’s corporate officers and directors, including the determination of the Company’s compensation philosophy. Its primary functions as a committee are to (i) determine and recommend to the Board the compensation of the Chief Executive Officer (also referred to as the “CEO”) and (ii) approve the compensation of the other named executive officers. For a more detailed discussion of the Compensation Committee’s function and composition, see “Governance of the Company—Committees of the Board—Compensation Committee” on page 13 of this proxy statement and the charter of the Compensation Committee, which is available on the Company’s web site at www. asburyauto.com under “Investor Relations” at “Corporate Governance.”

Overall Program Objectives

The Company recognizes that fostering the entrepreneurial spirit among its executives is essential to its success, especially as it pertains to the success of its dealerships. Accordingly, the Company’s compensation programs are designed to encourage the Company’s executive officers to operate like owners who not only have an equity stake in the business, but owners who have a personal commitment to the business’ development and longevity. The Company encourages its executive officers to manage the business in a way that preserves local decision-making, especially concerning customer-facing activities, while leveraging infrastructure activities for maximum efficiency and effectiveness.

Using its compensation programs, the Company endeavors to create an environment that encourages and rewards:

•	the attainment of its annual and long-term financial goals;

•	alignment with its shareholders’ interests;

•	the application of corporate and regional resources to support the growth and profitability of its dealerships;

•	the development of each of its business lines: new cars, used cars, finance and insurance, and parts and service;

•	the creation and dissemination of synergies and best practices throughout the organization;

•	teamwork within its organization to promote an environment which provides excellent service to its customers; and

•	the retention of its executive officers.

Elements of Compensation

The total compensation for the Company’s named executive officers is primarily comprised of three components:

•	base salary;

•	annual cash bonus; and

•	equity-based compensation under the Company’s 2002 Equity Incentive Plan, referred to in this CD&A as the “long-term equity plan.”

The Company does not provide a defined benefit or a supplemental retirement plan for the named executive officers or other employees, and the Company’s Wealth Accumulation Plan, which is a deferred compensation plan, does not include a company-funded match. Since each compensation element rewards different aspects of individual and company performance, the Committee evaluates each element separately.

In its evaluation of executive officer compensation, the Compensation Committee has not adopted a formal peer driven compensation philosophy. Because the Company has a small number of peers of similar size and life cycle, the usefulness of formal peer compensation comparisons is limited. While the named executive officers have between three and seven years of employment with the Company, each individual has joined the Company from other successful companies. The initial compensation package for each named executive officer was based upon the compensation required to secure the services of each such executive. As a result, the mix of compensation is different for each executive. On November 3, 2006, the Committee retained Frederic W. Cooke Co. to provide advice concerning market compensation data for executive officers. However, to ultimately determine the compensation package for each named executive officer, the Committee exercises its judgment.

For 2006, the Committee reviewed and determined the compensation for Mr. Gilman, the Company’s CEO, and submitted a recommendation concerning his compensation to the Board. The Board made the final decision as to the amount and mix of compensation that would be awarded to Mr. Gilman. The Committee received recommendations from Mr. Gilman concerning the compensation of the other named executive officers, deliberated on such recommendations and then decided on what amount and what mix of compensation each named executive officer would receive.

Base Salaries

The Company believes that variable pay is an important motivator for its executive officers. Payments under the annual cash bonus plan and the long-term equity plan are dependent upon Company performance, and neither plan provides for a minimum payment. Accordingly, the base salary provides a guaranteed income to each executive and allows the executive to maintain a reasonable standard of living. The amount offered to an executive as base salary supports the Company’s goal of attracting and retaining key executives.

The base salary of each named executive officer was established at the point of hire or promotion. In setting base salary, the Committee takes into account the executive’s experience, skills, level in the organization and scope of responsibilities.

Base salaries are reviewed in May each year. The CEO recommends to the Committee adjustments to base salaries for the other named executive officers based on the past performance of the executive and the merit budget, which is a “pool” of money from which all salary increases for the corporate office is taken. In 2006, management evaluated the merit budgets of other companies based on surveys and market studies provided by outside consultants. Management then prepared and submitted a merit budget for 2006 to the Compensation Committee for approval.

Based upon the procedures detailed above for deciding the base salaries for the named executive officers, the 2006 base salaries of the Company’s CEO, Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) constituted between 30% and 46% of their total compensation, and base salaries constituted 57% of the compensation mix for the other named executive officers. As of December 31, 2006, current base salaries of the named executive officers are as follows:

Named Executive Officer	Title	Base Salary		May 2006 Salary Increase
Kenneth B. Gilman	President & CEO	$776,250		0
Charles R. Oglesby	SVP & COO	$625,000	*	0	*
J. Gordon Smith	SVP & CFO	$550,000		$5,000
Lynne A. Burgess	VP, General Counsel & Secretary	$335,000		$5,000
Philip R. Johnson	VP Human Resources	$335,000		$5,000

*	Charles Oglesby received a base salary increase of $75,000, effective January 1, 2007, associated with his promotion from Regional CEO of the Company’s South region, to his new position as COO of the Company, which increased his base salary to $700,000.

Perquisites

In the automotive retailing industry, senior executives typically have the use of one or more demonstrator automobiles from a company’s inventory of new vehicles. Executives use these vehicles for business and personal travel. Since the Company’s corporate office is not located near any of its dealerships, providing demonstrator automobiles to the named executive officers, with the exception of Mr. Oglesby, is impractical. To provide a similar benefit, the Company provides Messrs. Gilman, Smith and Johnson and Ms. Burgess with a cash car allowance. Mr. Gilman receives $1,500 per month, and with the exception of Mr. Oglesby, the other named executive officers receive $800 per month as a car allowance. Mr. Oglesby, who also has an office in Atlanta, Georgia near the Company’s Atlanta-area dealerships, has the use of two demonstrator vehicles. The Company does not believe that demonstrator vehicles provided to dealership management has any incremental cost to the Company as the vehicles are driven for a short period of time and then sold at a profit. As a result, the Company calculates the imputed income on the use of such vehicles in accordance with the rules and regulations of the Internal Revenue Service, which amounted to $12,240 of imputed income to Mr. Oglesby. Other than the perquisites to Mr. Gilman detailed in the Summary Compensation Table on page 27 of this proxy statement, the car allowance was the only perquisite that our named executive officers received in 2006.

Annual Cash Bonus Plan

The Company believes that a significant portion of each executive’s total compensation should be “at risk”. There were no minimum or guaranteed payments in the Company’s annual cash bonus program in 2006. The Company also believes that its management is motivated by the opportunity to earn incremental compensation and thus will strive to enable the Company to exceed specified targets. As such, the Company’s annual cash bonus program is not limited by a maximum payout.

The annual bonus plan was designed around two goals in 2006: (i) to motivate the named executive officers to achieve the annual financial objectives of the Company and (ii) to reward individual contributions to the Company’s performance during the plan year. Accordingly, the annual bonus plan consists of a component focusing on company performance (“the company performance component”) and a component intended to reward individual contributions to the Company’s performance (“the individual contribution component”). Reflecting the belief that the Company’s achievement of its annual financial goals is the most important measure of an executive’s annual performance, the company performance component accounts for 100% of the CEO’s annual cash bonus opportunity. For the other named executive officers, the company performance component accounts for 75% of the annual cash bonus opportunity, and the individual contribution component accounts for the remaining 25%.

The company performance component helps the Company to attain its annual and long-term financial goals and to align the interests of its management and shareholders. The Company uses net income before taxes (“NIBT”) as this metric because it believes that NIBT is the best overall measure of the Company’s performance.

During the first quarter of 2006, the Committee established three NIBT bonus levels (i) a “threshold” level, below which no bonus would be paid; (ii) a “target” level; and (iii) a “stretch” level. The target NIBT bonus level was set equal to the Company’s internal budget (exclusive of equity compensation charges). The Committee used its discretion to set the threshold and stretch NIBT bonus levels. The Committee also specified certain extraordinary items that may be excluded from the final bonus calculation (e.g., expenses associated with strategic alternatives; equity and debt offerings). If the Company’s actual NIBT figure for a given year falls between the three NIBT bonus levels, the bonus payout is calculated by interpolation. If the Company’s actual NIBT figure for a given year exceeds the stretch NIBT bonus level, the bonus payout is calculated by extrapolation. The bonus paid out at a given NIBT bonus level varies depending on the executive’s position in the organization and the executive’s responsibility for functions that directly contribute to the Company’s profitability. For any given NIBT bonus level, the bonus is greatest for the CEO, whom we consider to be the leader of the team and the person most responsible for our overall annual financial results.

For 2006, the target NIBT bonus level was set at $101,000,000. The threshold NIBT bonus level was set at $91,000,000, or 90% of the target level. The stretch NIBT bonus level was set at $117,000,000, or 116% of the target level. The Compensation Committee excluded from the final 2006 NIBT bonus calculation the Company’s expenses arising from the secondary offerings related to the sale of shares by our former controlling shareholders, the gain on the sale of a dealership, and strategic alternatives.

The percentage of base salary that would be paid at each NIBT bonus level in 2006 is as follows:

Named Executive Officer	Title	Threshold $91mm	Target $101mm	Stretch $117mm
Kenneth B. Gilman	President & CEO	20%	100%	200%
Charles R. Oglesby	SVP & COO	N/A *	N/A *	N/A *
J. Gordon Smith	SVP & CFO	10.5%	52.5%	105%
Lynne A. Burgess	VP, General Counsel & Secretary	6%	30%	60%
Philip R. Johnson	VP Human Resources	6%	30%	60%

*	Although Mr. Oglesby was promoted in September 2006 from Regional CEO of the Company’s South region to COO of the Company, he continued to participate in the bonus plan for the South region, which paid him .5% of the net operating income for the region, plus a bonus (a “NOI Budget Bonus”) with a target of 35% of his base salary based upon achievement of regional budgeted net operating income. Under this bonus plan, Mr. Oglesby received a cash bonus of $604,961 for 2006. In addition, because of Mr. Oglesby’s increased responsibilities during 2006, the Company awarded him a discretionary cash bonus of $150,000. Effective January 1, 2007, Mr. Oglesby joined the corporate office bonus plan. Mr. Oglesby will receive a minimum bonus guarantee of $550,000 for fiscal year 2007.

For the 2006 bonus year, the company performance component of the annual cash bonus plan was paid out in accordance with the plan.

The Company believes that the achievements of the named executive officers within his or her area of responsibility are also important contributors to the Company’s financial results. To recognize this contribution, each named executive officer, except the CEO, has 25% of his or her annual cash bonus tied to personal performance. Awards earned in 2006 under this part of the annual cash bonus plan were based upon an assessment by the CEO of the achievements of each named executive officer and his or her support of the following compensation objectives:

•	the application of corporate and regional resources to support the growth and profitability of the Company’s dealerships; and

•	the creation and dissemination of synergies and best practices throughout the organization.

The Compensation Committee reviewed and approved all 2006 personal achievement payouts for each named executive officer. These payments were made in accordance with the goals and provisions of the plan.

Personal performance awards may vary between 0% and 200% of the target amount. The target percentage of base salary for the personal objectives portion of the annual bonus for 2006 was as follows:

Named Executive Officer*	Title	Target	Maximum
Charles R. Oglesby	SVP & COO	N/A**	N/A**
J. Gordon Smith	SVP & CFO	17.5%	35%
Lynne A. Burgess	VP, General Counsel & Secretary	10%	20%
Philip R. Johnson	VP Human Resources	10%	20%

*	Because Mr. Gilman’s bonus is based solely on the Company’s NIBT results, as discussed above, he does not participate in the personal performance portion of the annual cash bonus plan.

**	See footnote * to the table above.

Equity-Based Compensation

The Company’s long-term equity plan supports the following several key compensation objectives:

•	the attainment of the Company’s long-term financial goals;

•	alignment with the interests of the Company’s shareholders;

•	the development of each of the Company’s business lines: new cars, used cars, finance and insurance, and parts and service; and

•	the retention of the Company’s named executive officers.

In addition to supporting the Company’s compensation objectives as detailed above, the long term equity plan serves as the primary vehicle for the named executive officers to accumulate retirement assets.

The Committee did not use a specific formula for allocating equity-based compensation as a part of total compensation. Instead each individual’s position and responsibility was evaluated and the Compensation Committee determined the appropriate level of long-term compensation for the fiscal year.

For the years 2002, 2003 and 2004, the equity compensation for the named executive officers was comprised of grants of annual non-qualified stock options with three-year proportionate vesting (1/3 each year) and a ten-year term. The vesting schedule was established to balance the retention value of unvested options with the motivation of potential gains from options that have vested. The number of options granted to each executive was based upon the scope of his or her responsibilities.

For the years 2005 and 2006, the Compensation Committee discontinued the issuance of options to management and approved a new performance unit plan. Under this plan, each executive is awarded a target number of performance units, a percentage of which will be converted into the Company’s stock at the end of a three-year period, depending upon the company’s performance during that period. In order to be eligible to convert performance units into equity, the executive must be an employee of the Company when the shares are issued. Because the performance unit plan requires the recipient of the performance units to both meet performance goals and remain employed until shares are issued, the Company believes that the performance unit plan is more effective than the prior stock options plan in aligning the interests of management and shareholders and in promoting retention.

In establishing the target number of performance units granted an executive, the Committee took into account the prevailing market price of the Company’s stock at the time of the grant and considered the executive’s level in the Company and degree of responsibility for functions that most directly contributed to the Company’s profitability.

The percentage of the target number of performance units that will be converted into equity at the end of the three-year performance period depends upon how the Company’s performance during that period compares with the performance objectives the Committee established at the outset of the performance unit grant. These performance objectives were based upon the Company’s total shareholder return model, which targets a 12% to 15% (including dividends) annual shareholder return. The shareholder return model was comprised of performance goals for earnings per share and the performance of each of the Company’s four business lines: (1) new vehicle revenue growth vs. peers; (2) used vehicle revenue growth vs. peers; (3) finance and insurance revenue growth; (4) fixed operations (parts ands service) gross profit. The Company’s performance will be scored on a point system for each of the three years and for the full three-year period to determine the final share award. The total number of points earned will determine the final number of shares awarded to the executive. If the Company attains the target performance goal, then 100% of the target number of performance units will be converted into the same number of shares of the Company’s common stock. If the Company’s performance exceeds (or falls below) the target performance goal, the percentage of the target number of performance units that will be converted into equity may exceed (or fall below) 100%. For the current outstanding performance unit grants, the total equity award ranges from 0% to 180% of the target number of performance units.

Except in the event of a change in control, there is no provision for partial or accelerated payout to executives who are not employed when the shares are issued.

Dividends are an important part of the Company’s total shareholder returns. The Company believes that performance unit holders should benefit from dividends. Beginning in January 2007, dividends will be accrued and paid in cash when and if shares are issued. An executive who is not employed on the date that shares are issued will forfeit the right to receive payment for dividends.

As the Committee considered the elimination of time-vested options in favor of performance units, the Company elected to make no equity grants during the calendar year 2005. However, recognizing that no option awards were granted in 2005, the Committee approved a performance unit grant in January 2006 covering the 2005 to 2007 performance period. A subsequent grant covering the 2006 to 2008 performance period was made in October 2006. Because these grants were not issued within the first 90 days of their respective calendar years, neither grant will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). The Company made the 2007 performance unit grant within the first quarter of 2007 to comply with Section 162(m).

The target number of performance units granted to each executive for the 2006 fiscal year is detailed below:

Named Executive Officer	Title	Performance Units Granted
Kenneth B. Gilman	President & CEO	0
Charles R. Oglesby	SVP & COO	40,000
J. Gordon Smith	SVP & CFO	20,000
Lynne A. Burgess	VP, General Counsel & Secretary	5,000
Philip R. Johnson	VP Human Resources	5,000

As specified in Mr. Gilman’s initial employment agreement, executed as of December 3, 2001, and subsequently amended, with the most recent amendment dated as of September 7, 2006, at the time Mr. Gilman joined the Company, he received a commitment for a specific number of stock options.1 Because of the significant number of options granted, Mr. Gilman has not been included in the performance unit plan. Since Mr. Gilman has not received an increase in his base salary since 2003, on October 23, 2006, the Committee granted him 5,000 restricted shares. The vesting schedule was designed to provide him some immediate income, with one-third of the restricted stock vesting on the date of grant, and the remaining two-thirds of the award vesting proportionately on the first and second anniversaries of the grant.

On August 15, 2006, Mr. Gilman exchanged his option to acquire 737,500 shares of the Company’s common stock for 49,011 shares of the Company’s treasury stock (net of required withholdings). This option was granted on December 3, 2001, and would have expired on December 3, 2006. The exchange of Mr. Gilman’s option in this manner benefited the Company’s shareholders by avoiding the dilution that would have been caused by a market exercise of this grant, and thus received the approval of the Committee. For a further discussion concerning the exchange of this option, see footnote (1) to the table entitled, “Option Exercises and Stock Vested” on page 30.

[1]

Under the terms of his employment agreement, Mr. Gilman received an option to acquire 737,500 shares of the Company’s common stock on December 31, 2001, and an option to acquire 162,177 shares of the Company’s common stock on the second anniversary of the Company becoming a public company, which was March 13, 2004.

Severance and Change in Control Agreements

Each of the Company’s named executive officers has either a management contract or a severance agreement. These agreements provide for certain benefits in the event of involuntary termination without cause and additional benefits in the event of a change in control. These agreements help insure the retention of the Company’s named executive officers. In the past, these agreements have been especially important to the Company while the Board considered various strategic options to maximize shareholder value. The severance provisions of Mr. Gilman’s and Mr. Oglesby’s agreements go into effect on a change of control. The other named executive officers have provisions in their severance agreements that take effect only if they are terminated without cause following a change in control. In addition, each executive agrees to the confidentiality, non-compete, and non-solicitation provisions of his or her agreement. For a more detailed summary of the to the severance benefits payable to the named executive officers upon termination or a change of control, see the section of this proxy statement entitled, “Potential Payments Upon Termination” on page 31.

Section 162(m)

Section 162(m) generally imposes a $1,000,000 per taxable year ceiling on tax-deductible remuneration paid (not including amounts deferred) to the Chief Executive Officer and any one of the other four most highly compensated executive officers of a publicly held corporation, unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). While the Company intends to maximize the tax-efficiency of its compensation programs generally, it retains flexibility in the manner in which it awards compensation to act in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible by reason of Section 162(m).

Conclusion

The Company’s compensation policies described above are designed to retain and motivate its named executive officers and to ultimately reward them based on their performance.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Members of the Compensation Committee

Janet M. Clarke (Chair)

Dennis E. Clements

John M. Roth

EXECUTIVE COMPENSATION

The following table shows compensation for the fiscal year 2006 for the CEO, the CFO and the three most highly compensated executive officers of the Company, other than the CEO and the CFO (collectively, the “named executive officers”), who were employed by the Company at the end of 2006.

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary[1]	Bonus[2]	Stock Awards [3]	Option Awards [4]	Non-Equity Incentive Plan Compensation [5]	All Other Compensation		Total
Kenneth B. Gilman President and Chief Executive Officer	2006	$776,250	$0	$47,875	$383,893	$1,428,300	$138,358	[6]	$2,774,676

Charles R. Oglesby Senior Vice President and Chief Operating Officer	2006	$650,000	$150,000	$302,233	$223,625	$604,961	$16,640	[7]	$1,947,459

J. Gordon Smith Senior Vice President and Chief Financial Officer	2006	$548,462	$192,500	$244,783	$324,480	$531,300	$14,020	[8]	$1,855,545

Lynne A. Burgess Vice President, General Counsel and Secretary	2006	$333,462	$67,000	$61,196	$33,957	$184,920	$14,020	[8]	$694,555

Philip R. Johnson Vice President-Human Resources	2006	$333,462	$41,875	$61,196	$35,177	$184,920	$14,020	[8]	$670,650

(1)	Base salary is the guaranteed element of a named executive officer’s total compensation. Individuals whose job responsibilities have a greater potential to affect company performance have a smaller proportion of their total compensation tied to salary and a greater proportion tied to the incentive-based annual cash bonus.

(2)	The figures in this column represent the portion of the Company’s cash bonus plan that is awarded on the basis of the named executive officer’s individual contribution to the Company’s annual financial objectives. For every named executive officer except Mr. Gilman, 25% of the target annual cash bonus is determined by the individual contribution component of the plan. Mr. Gilman’s annual cash bonus consists entirely of the company performance component of the annual cash bonus plan, discussed in footnote (5) below. For a more detailed discussion of the individual contribution component of the annual cash bonus, please see “Compensation Discussion and Analysis—Annual Cash Bonus Plan” on page 22 of this proxy statement. See footnote (5) for more detail about the bonus to Mr. Oglesby referenced in this column.

(3)	The figures in this column represent the dollar amount of compensation costs recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, for the Performance Awards (as defined in footnote (2) of the “Grants of Plan-Based Awards Table” on page 28 of this proxy statement) granted on January 11, 2006 and October 23, 2006 pursuant to the 2002 Equity Incentive Plan. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in the Management’s Discussion and Analysis and Note 21 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K/A, filed with the SEC on March 12, 2007, which are both incorporated by reference.

(4)	The figures in this column represent the dollar amount of compensation costs recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, for stock options granted prior to the 2006 fiscal year pursuant to the 2002 Equity Incentive Plan and 1999 Option Plan. For a more detailed discussion of the assumptions used to determine the valuation of the option awards set forth in this column, please see a discussion of such valuation in the Management’s Discussion and Analysis and Note 21 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K/A, filed with the SEC on March 12, 2007.

(5)	The figures in this column represent the portion of the Company’s annual cash bonus plan that is awarded on the basis of the Company’s performance, as measured by net income before taxes for each of the named executive officers, except Mr. Oglesby. This element of the annual cash bonus plan determines 100% of Mr. Gilman’s annual cash bonus and 75% of the target annual cash bonus of the other named executive officers. For a more detailed discussion of the individual contribution component of the annual cash bonus, please see “Compensation Discussion and Analysis—Annual Cash Bonus Plan” on page 22 of this proxy statement.

Mr. Oglesby received a cash bonus of $604,961 for 2006, which represents .5% of the net operating income for the South region, plus a target bonus of 35% of his base salary based upon achievement of regional budgeted net operating income, pursuant to the South region’s bonus plan. In addition, because of Mr. Oglesby’s increased responsibilities during 2006, the Company awarded him a discretionary cash bonus of $150,000. Effective January 1, 2007, Mr. Oglesby joined the corporate office bonus plan. Mr. Oglesby will receive a minimum bonus guarantee of $550,000 for fiscal year 2007.

(6)	This figure includes compensation representing (i) a tax gross-up of income of $58,600, (ii) a relocation tax gross-up of income of $1,833 for storage of household goods from initial relocation to New York in 2001 in connection with Mr. Gilman’s appointment as President and Chief Executive Officer of the Company, (iii) reimbursement for medical and dental insurance claims of $34,077, (iv) reimbursement of $8,063 representing 50% of the cost of the premium for a life insurance policy owned by Mr. Gilman, (v) reimbursement for legal fees of $13,385 incurred in the negotiation of Mr. Gilman’s employment agreement, (vi) a Company 401(k) plan match of $4,400 and (vii) an automobile allowance of $18,000.

(7)	This figures includes compensation representing (i) a Company 401(k) plan match of $4,400 and (ii) the imputed income associated with the use of two demonstrator vehicles valued at $12,240.

(8)	Includes compensation representing (i) a Company 401(k) plan match of $4,400 and (ii) an automobile allowance of $9,620.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units		Grant Date fair value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Kenneth B. Gilman	10/23/2006							5,000	(3)	$114,900.00
	2/22/2006	$155,250	$776,250	None

Charles R. Oglesby	10/23/2006				16,000	40,000	72,000			$919,200.00
	2/22/2006	$44,000	$220,000	None
	1/11/2006				8,000	20,000	36,000			$337,200.00

J. Gordon Smith	10/23/2006				8,000	20,000	36,000			$459,600.00
	2/22/2006	$57,750	$288,750	None
	1/11/2006				8,000	20,000	36,000			$337,200.00

Lynne A. Burgess	10/23/2006				2,000	5,000	9,000			$114,900.00
	2/22/2006	$20,100	$100,500	None
	1/11/2006				2,000	5,000	9,000			$84,300.00

Philip R. Johnson	10/23/2006				2,000	5,000	9,000			$114,900.00
	2/22/2006	$20,100	$100,500	None
	1/11/2006				2,000	5,000	9,000			$84,300.00

(1)	This column represents targeted payouts under the Company’s annual cash bonus plan for each named executive officer, except Mr. Oglesby, which awards the named executive officer for both the Company’s performance and the individual named executive officer’s performance. Under the company performance component of the annual cash bonus plan, the percentage of base salary the named executive officer receives as a bonus depends upon the Company’s net income before taxes (“NIBT”). While the Company establishes both threshold and target bonus levels, it does not set a maximum payout because, at least theoretically, there is no limit on the Company’s annual NIBT. For a more detailed discussion of this plan, please see “Compensation Discussion and Analysis—Annual Cash Bonus Plan” on page 22 of this proxy statement.

Mr. Oglesby received a cash bonus of $604,961 for 2006, which represents .5% of the net operating income for the South region, plus an NOI Budget Bonus based upon achievement of regional budgeted net operating income, pursuant to the South region’s bonus plan. The NOI Budget Bonus had a threshold payout of $44,000 or 7% of his base salary and a target payout of $220,000 or 35% of his base salary. Effective January 1, 2007, Mr. Oglesby joined the corporate office bonus plan.

(2)	On January 11, 2006, the Compensation Committee approved a grant of performance units (the “Performance Awards”) to certain key employees, including the named executive officers listed in the table above except Mr. Gilman, as part of compensation for the fiscal year ended December 31, 2005. Subsequently, on October 23, 2006, the Compensation Committee approved an additional grant of Performance Awards to certain key employees and the named executive officers, except Mr. Gilman, as part of compensation for the fiscal year ended December 31, 2006. The Performance Awards were granted pursuant to the Company’s 2002 Equity Incentive Plan, as amended. Each grant of Performance Awards is evidenced by an agreement entered into as of January 11, 2006, and October 23, 2006, respectively, between the Company and the award recipient. For a more detailed description of the Company’s performance unit program, see “Compensation Discussion and Analysis—Equity-Based Compensation” on page 24 of this proxy statement.

Each Performance Award provides an opportunity for the award recipient to receive a number of shares of the Company’s common stock based on the Company’s performance during a three-year period (the “Performance Cycle”) as measured against objective performance goals related to (1) new vehicle revenue growth as compared to peer companies, (2) used vehicle revenue growth as compared to peer companies, (3) finance and insurance revenue growth, (4) fixed operations gross profit and (5) earnings per share. Each Performance Award sets forth a target number of shares to be granted to the award recipient assuming the performance goals are met at the target level. The actual number of shares earned by an award recipient may range from 0 to180% of the target number of shares (with 40% of the target number being the threshold at which shares would be earned), depending upon achievement of the performance goals during the Performance Cycle.

(3)	This figure represents a grant of restricted stock to Mr. Gilman on October 23, 2006. One-third of the restricted stock vested on the grant date and, pursuant to a letter agreement between the Company and Mr. Gilman dated February 13, 2007, in connection with Mr. Gilman’s separation arrangements, the remaining two-thirds of the award will vest on May 4, 2007, the effective date of his retirement. For an additional discussion of this grant of restricted stock to Mr. Gilman, see the section entitled “Compensation Discussion and Analysis—Equity-Based Compensation” on page 24.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)					Stock Awards (3)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Grant Date (2)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested (5)
Kenneth B. Gilman	108,118	54,059	3/12/2004	$17.18	3/12/2009	3,333	$78,525	(4)	0	$0

Charles R. Oglesby	33,333	16,667	11/8/2004	$13.79	11/8/2014	0	$0		60,000	$1,413,600
	33,333	16,667	6/7/2004	$14.33	6/7/2014
	50,000	0	5/12/2003	$10.40	5/12/2013
	60,606	0	3/13/2002	$16.50	3/13/2012

J. Gordon Smith	33,333	16,667	6/7/2004	$14.33	6/7/2014	0	$0		40,000	$942,400
	100,000	0	11/10/2003	$16.76	11/10/2013

Lynne A. Burgess	10,000	5,000	6/7/2004	$14.33	6/7/2014	0	$0		10,000	$235,600
	5,000	0	5/12/2003	$10.40	5/12/2013
	15,000	0	11/11/2002	$8.75	11/11/2012

Philip R. Johnson	10,000	5,000	6/7/2004	$14.33	6/7/2014	0	$0		10,000	$235,600
	7,500	0	5/12/2003	$10.40	5/12/2013
	12,121	0	3/13/2002	$16.50	3/13/2012
	15,517	0	6/5/2000	$12.89	6/5/2010

(1)	All information in the “Option Awards” portion of the table relates to nonqualified stock options. The Company has not granted any incentive stock options or stock appreciation rights (“SARs”). The Company has not granted any stock options since the fiscal year ended December 31, 2004.
(2)	Options become exercisable in three equal installments each year beginning on the first anniversary of the grant date.
(3)	All information in the “Stock Awards” portion of the table relates to Performance Awards and restricted stock granted by the Company.
(4)	Assumes a stock price of $23.56, the closing price of the Company’s common stock on December 29, 2006, the last trading day of fiscal year 2006.
(5)	Represents the aggregate payout value of performance units that have not yet vested calculated by multiplying the target number of performance units by $23.56.

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise		Number of Shares Acquired on Vesting		Value Realized on Vesting
Kenneth B. Gilman(1)	49,011	$1,869,563	(2)	1,667	(3)	$38,300
Charles R. Oglesby
J. Gordon Smith
Lynne A. Burgess
Philip R. Johnson

(1)	Mr. Gilman was granted an option to acquire 737,500 shares of the Company’s common stock on December 3, 2001. This option had an expiration date of December 31, 2006. On August 15, 2006, rather than delivering payment of the exercise price to the Company, Mr. Gilman opted to receive from the Company the number of whole shares (rounded down to the nearest whole share) of the Company’s common stock having a Fair Market Value (as defined in, and as determined pursuant to, the Company’s 1999 Stock Option Plan) equal to the amount determined by multiplying (a) the difference obtained by subtracting the exercise price per share of such option from the Fair Market Value of a share of common stock on the date of exercise of such option by (b) the number of shares of common stock with respect to which the option would be exercised, less income tax, pursuant to the terms of the 1999 Stock Option Plan. As a result, Mr. Gilman exchanged this option for 49,011 shares of the Company’s common stock. For an additional discussion of the exchange of this option by Mr. Gilman, see “Compensation Discussion and Analysis—Equity-Based Compensation” on page 24.

(2)	This dollar amount represents the difference between the market price of the Company’s common stock on August 15, 2006, the date of exercise ($20.47), and the exercise price of the option ($17.93), multiplied by the number of shares exercisable. The market price was calculated by taking the average of the high and low trading price of the Company’s common stock on August 15, 2006.

(3)	Represents the one-third vesting of a grant of 5,000 shares of restricted stock to Mr. Gilman on October 23, 2006. The Company issued Mr. Gilman 797 fewer shares to pay for the taxes on such restricted stock. As a result, Mr. Gilman received a net 870 shares of the Company’s common stock.

The remaining two-thirds of the award accelerate pursuant to a letter agreement between the Company and Mr. Gilman, dated February 13, 2007, in connection with Mr. Gilman’s retirement and will vest on May 4, 2007, the effective date of his retirement. For an additional discussion of this grant of restricted stock to Mr. Gilman, see the section entitled “Compensation Discussion and Analysis—Equity-Based Compensation” on page 24. For an additional discussion of Mr. Gilman’s separation arrangements, see footnote ** to the table entitled “Severance Arrangements (No Change of Control)” on page 32.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Kenneth B. Gilman	$0	$0	$30,028	$0	$264,473
Charles R. Oglesby	$0	$0	$38,041	$0	$309,367
J. Gordon Smith	$0	$0	$0	$0	$0
Lynne A. Burgess	$0	$0	$0	$0	$0
Philip R. Johnson	$121,120	$0	$22,635	$0	$239,571

The Company’s Wealth Accumulation Plan allows qualifying individuals to defer base salary and bonus payments to either in-service or retirement distributions. The named executive officers may defer up to 25% of their base salary and/or bonus payments under this Plan. The deferred assets are held in a Rabbi trust and are invested on behalf of the Company’s participants in market investments managed by The Newport Group. In the event of termination of employment, all balances are paid out according to the terms of the Plan. The Company does not match deferrals by the named executive officers and the Company does not guarantee a minimum return. All gains and losses shown in the table above resulted from the investments selected by each participant. This plan complies with regulations 409(a) of the Internal Revenue Code, as amended.

POTENTIAL PAYMENTS UPON TERMINATION

As discussed in the CD&A, each of the named executive officers have either a management contract or a severance agreement. The information below describes and quantifies certain compensation that would become payable under his or her agreement with the Company if the named executive officer’s employment was terminated on December 31, 2006, and, if applicable, is based on the Company’s closing stock price on that date.

If , prior to a change in control, Mr. Gilman is terminated (other than by the Company for good cause or by Mr. Gilman without good reason or due to Mr. Gilman’s death or total disability), he will receive severance pay from the Company equal to the present value of two years of his base salary, plus an amount equal to the total bonus, if any, actually earned by Mr. Gilman in the year preceding the year in which such termination occurred. If there is a change in control of the Company within three months after his termination date, the Company will pay Mr. Gilman 299% of the average annual base salary and bonus paid to Mr. Gilman over the previous five full calendar years less any severance already paid. In addition Mr. Gilman will receive continuation of his benefits for the period of time equal to the length of his severance. When Mr. Gilman’s benefit continuation ends, he may continue to participate in the Company’s medical insurance plan at his expense, which will equal the then-current COBRA rate billed to the Company for such medical insurance plan coverage. Mr. Gilman may continue to participate in the Company’s medical insurance plan until the earliest of (i) Mr. Gilman’s becoming eligible for coverage under a similar plan of a subsequent employer; (ii) the Company’s failure to obtain coverage for Mr. Gilman under such plan with the applicable insurer of such plan; (iii) such arrangement becoming prohibited by law or regulation; or (iv) Mr. Gilman’s failure to comply with the Company’s payment requirements for continued participation in such plan.

On February 15, 2007, Mr. Gilman announced his plan to retire from his position as the Company’s President and CEO and also from is position as a director on the Company’s Board. Please see the second footnote in the table below for a discussion of the cash payout associated with his retirement.

If Mr. Oglesby is terminated (other than by the Company for good cause or by Mr. Oglesby without good reason or due to Mr. Oglesby’s total disability), he will receive severance pay from the Company equal to 200% of his base salary plus an amount equal to 200% the target bonus in effect as of the date of termination. In addition, Mr. Oglesby will receive an amount equal to the target bonus pro-rated for the percentage of the year that has lapsed through the termination date. Mr. Oglesby will also receive continuation of his benefits for a two-year period. In the event such termination occurs within two years of a change of control, other than due to Mr. Oglesby’s disability, or Mr. Oglesby chooses to terminate his employment within 90 days following a change of control, his severance pay will be equal to 300% of his base salary plus 300% of the target bonus in effect at the time of the change of control. In addition, Mr. Oglesby will receive continuation of his benefits until he finds other employment or reaches the age of 65, whichever occurs first.

Mr. Smith, Ms. Burgess and Mr. Johnson entered into severance agreements with the Company providing for one year of base salary, benefits continuation and a pro-rated bonus, if terminated without cause prior to a change in control. If the employment of any one of them is terminated without cause within two years following a change in control, as provided in their respective agreements, he or she is entitled to three years of base salary, a pro-rated bonus and benefits continuation. If any of their offices is relocated by more than 50 miles, their base salaries are reduced or duties or title are diminished, he or she may trigger the termination provisions of his or her agreement. Messrs. Smith and Johnson and Ms. Burgess are not entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause.

In addition to the severance benefits provided in their contracts, upon a change of control the Company’s equity incentive plans provide for accelerated vesting of any unvested options and an accelerated calculation and payout of the performance units that may be outstanding.

The following table details the severance obligations for each named executive officer if they were terminated on December 31, 2006, and assumes a stock price of $23.56, the closing price of for the Company’s common stock on December 31, 29, the last trading day in 2006. This table assumes that there has been no change in control.

Severance Arrangements

(No Change of Control)

Named Executive Officer	Title	Severance Payout	Pro-Rated Bonus	Benefits Continuation
Kenneth B. Gilman*	President & CEO	$2,704,112	$0	$37,502
Charles R. Oglesby	SVP & COO	$2,305,000	$452,500	$16,036
J. Gordon Smith	SVP & CFO	$550,000	$288,750	$11,759
Lynne A. Burgess	VP, General Counsel & Secretary	$335,000	$100,500	$6,799
Philip R. Johnson	VP Human Resources	$335,000	$100,500	$6,805

*	On February 15, 2007, Mr. Gilman announced his retirement from his position as President and Chief Executive Officer of the Company and his retirement from the Company’s Board of Directors, both effective immediately following the Company’s 2007 Annual Meeting of Shareholders on May 4, 2007. Subject to certain conditions and pursuant to the terms of his employment agreement, Mr. Gilman is eligible for separation benefits, including (i) a lump sum cash payment of approximately $2.7 million and (ii) the continued participation in the Company’s medical insurance plan, at his expense which will equal the then-current COBRA rate billed to the Company for such medical insurance plan coverage. In addition, the Company’s Board of Directors approved an acceleration of the 3,333 unvested restricted stock of the Company, which has a value of approximately $89,924 assuming a stock price of $26.98, the closing price of the Company’s common stock on February 22, 2007.

The following table details the change in control severance obligation assuming a change in control and a termination of employment on December 31, 2006, and assuming a stock price of $23.56. It should be noted that agreements for Messrs. Smith and Johnson and Ms. Burgess are only triggered if a termination, as defined in their agreements, occurs within two years following a change in control.

Severance Arrangements

(Assuming Change of Control)

Named Executive Officer	Title	Severance Payout	Pro-Rated Bonus	Benefits Continuation	Option Acceleration	Performance Unit/Restricted Stock Acceleration*
Kenneth B. Gilman	President & CEO	$3,965,381	$0	$56,253	$344,896	$78,525
Charles R. Oglesby	SVP & COO	$3,457,500	$0	$24,954	$316,673	$1,413,600
J. Gordon Smith	SVP & CFO	$1,650,000	$288,750	$35,277	$153,836	$942,400
Lynne A. Burgess	VP, General Counsel & Secretary	$1,005,000	$100,500	$20,398	$46,150	$235,600
Philip R. Johnson	VP Human Resources	$1,005,000	$100,500	$20,415	$46,150	$235,600

*	The amount in this column beside Mr. Gilman’s name represents the value of restricted stock that Mr. Gilman would receive upon a change of control and termination of employment. The amounts in this column for the remaining named executive officers represent the value of the Company’s common stock after conversion of Performance Awards that each respective officer would receive upon a change of control of the Company and a subsequent termination of their employment.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY

COMPENSATION PLANS

The equity outstanding under the Company’s equity compensation plans, the weighted average exercise price of outstanding equity, and the number of securities remaining available for issuance, as of December 31, 2006, were as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrant and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Stock Options	1,460,292	$14.65	1,989,848
Restricted Stock	29,728	$21.65
Performance Awards(1)	374,500	$20.15
Equity compensation plans not approved by security holders(2)	67,887	$12.89	—

Total	1,932,407	$15.76	1,989,848

(1)	The number of Performance Awards reported in this table assumes that the Company attains the target performance goals associated with each respective issuance of Performance Awards.

(2)	The options reported in this row reflect issuances under the Company’s 1999 Option Plan (as defined below). There were 87,893 forfeitures of options and 916,958 options exercised as of the end of 2006 under this Plan. Options that have been forfeited are not available for reissuance under the Company’s 1999 Option Plan and the Company does not intend to issue additional options under such Plan.

The Company’s 2002 Stock Option Plan was originally adopted by the Board on March 9, 2002. On February 25, 2003, the Board approved an amendment to the 2002 Stock Option Plan increasing the number of shares available for issuance under the 2002 Stock Option Plan from 1,500,000 to 4,750,000. The Company’s 2002 Stock Option Plan, as amended, was approved by the Company’s stockholders at the Company’s annual stockholders meeting on May 8, 2003, and renamed the Asbury Automotive Group, Inc. 2002 Equity Incentive Plan (referred to herein as the “2002 Equity Incentive Plan”).

In January 1999, the Company adopted an option plan under which it issued non-qualified options granting the right to purchase limited liability company interests in the Company prior to its incorporation (the “1999 Option Plan”). Under the Company’s 1999 Option Plan, which was amended and restated effective December 1, 2001, the Company granted options to certain of its directors, officers, employees and consultants for terms and at exercise prices and vesting schedules set by the Compensation Committee. Prior to the Company’s initial public offering, options were issued under the Company’s 1999 Option Plan for the purchase of 3.51% of the limited liability company interests which were converted upon the Company’s initial public offering into options to purchase 1,072,738 shares of the Company’s common stock in accordance with the 1999 Option Plan and which equaled 3.12% of the Company’s outstanding common stock as of December 31, 2005. The Company does not intend to issue options under the Company’s 1999 Option Plan in the future, and the Company did not issue any options under the 2002 Equity Incentive Plan during 2006.

RELATED PERSON TRANSACTIONS

The Company has adopted a written Specific Approval Authority policy which establishes spending authority levels and procedures with respect to acquisitions, divestitures and the sale of assets in related party transactions. This policy requires that all such related party transactions be submitted to the Board of Directors for approval. In addition, the Company’s written Capital Expenditure and Other Spending Approval Authority policy requires the approval of region management, Asbury senior management or the Board of Directors, depending upon the size and nature of the transaction. It is the Company’s practice and procedure that any other transactions involving the Company and any of its directors and executive officers or their immediate family members be reviewed by the President and Chief Executive Officer, the Chief Financial Officer and the General Counsel, and submitted to the Board of Directors for approval if they determine, based on the facts and circumstances, that a related person has a material interest in the transaction. In making their determinations under these policies, procedures and practices, management and the Board of Directors consider, among other things, the nature of the related person’s interest in the transaction, whether the related person has a direct or indirect material interest, the material terms of the transaction, including the amount and type of transaction, the significance of the transaction to the Company and to the related person, and whether or not the transaction is arms-length.

Related Person Transactions with Thomas F. McLarty, III

Thomas F. McLarty, III is employed as the Chairman of Asbury Automotive Arkansas, L.L.C. (“Asbury Arkansas”) and served as a director on the Board from April 2002 until his resignation on July 12, 2006. The Company leases from Mr. McLarty, his immediate family members and his affiliates, the following properties used by the Company’s dealerships in Arkansas for dealership lots and offices:

•	property leased from NPF Holdings L.L.C., a limited liability company in which Mr. McLarty has a 58.5% ownership interest, for a monthly rental fee of $70,314;

•	property leased from MHC Properties G.P., a partnership in which Mr. McLarty has an 85.5% ownership interest, for a monthly rental fee of $15,147; and

•	property leased from Prestige Properties, GP, a partnership in which Mr. McLarty indirectly holds a 58.1% ownership interest, for a monthly rental fee of $43,796.

Pursuant to an amended employment agreement effective February 1, 2005 with Asbury Arkansas, Mr. McLarty is paid an annual base salary of $100,000. Asbury Arkansas reimburses Mr. McLarty a total of $5,800 per month for lease and miscellaneous expenses relating to his office space, including administrative support. In addition, Mr. McLarty participates in all life insurance, medical insurance, disability insurance and other benefits that may be provided to the employees of Asbury Arkansas from time to time, subject to the terms and eligibility requirements of the plan documents of each respective insurance or other benefit plan. Furthermore, Asbury Arkansas pays the monthly leasing (but not insurance) cost for two vehicles leased on Mr. McLarty’s behalf, for a total amount of $1,185 per month. The agreement expires on February 1, 2010.

Mr. McLarty is subject to a non-compete and non-solicit while an employee of Asbury Arkansas. In addition, Mr. McLarty is subject to a non-solicit and, in certain circumstances, to a non-compete, upon the termination of his employment relationship with Asbury Arkansas. Mr. McLarty is entitled to receive severance pay if his employment is terminated without cause or for good reason. However, if Mr. McLarty elects to waive severance pay upon termination of his employment, he will not be subject to such non-compete.

Related Person Transactions with Jeffrey I. Wooley

Mr. Wooley is employed as the Chairman of the Company’s subsidiary, Asbury Automotive Tampa, L.P. (“Asbury Tampa”) and serves as a member of the Company’s Board. The Company leases two properties used by the Company’s Florida region for dealership lots and offices from Jeffrey I. Wooley for a monthly rental fee of $208,255.

Pursuant to an amended employment agreement effective as of March 31, 2005 with Asbury Tampa (the “Wooley Agreement”), Mr. Wooley receives an annual salary of $100,000, is entitled to the use of an office located at one of Asbury Tampa’s dealership locations and is reimbursed an additional $3,333 per month for administrative support. Mr. Wooley participates in all life insurance, medical insurance, disability insurance and other benefits that may be provided to the employees of Asbury Tampa from time to time, subject to the terms and eligibility requirements of the plan documents of each respective insurance or other benefit plan.

In addition to his salary, Mr. Wooley receives the use of four demonstrator vehicles, the use of which amounted to $29,048 of imputed income to him during 2006. For 2006, the Company paid an insurance premium of $1,854 for those demonstrator vehicles, which is included in the income imputed to him noted above.

If Mr. Wooley’s employment is terminated without cause or by Mr. Wooley for good reason prior to the fifth anniversary date of the Wooley Agreement (the “Wooley Term”), Mr. Wooley shall continue to receive certain benefits and perquisites pursuant to the Wooley Agreement through the Wooley Term, which include, among other things:

i. life insurance, medical insurance, disability insurance and other benefits comparable to those provided to Asbury Tampa’s other senior executive offices and permitted under applicable law;

ii. paid vacation time;

iii. reimbursement for annual dues for membership in two country clubs selected by Mr. Wooley, which dues are not to exceed $20,000; and

iv. the use by Mr. Wooley and his family of four demonstrator vehicles selected from the inventory of the Asbury Tampa’s dealerships.

After the Wooley Term, Mr. Wooley may continue to participate in Asbury Tampa’s medical insurance plan at his own expense, subject to certain circumstances which may prevent such participation. Mr. Wooley is subject to a non-compete and non-solicit while an employee of, and for a certain period of time upon the termination of his employment with, Asbury Tampa.

Mr. Wooley receives no compensation from the Company for his services provided as a director on the Board.

Mr. Wooley’s son, Jeffrey I. Wooley, Jr., is a Project Manager for J. O. Delotto & Sons, Inc. (“Delotto”), a construction firm engaged in remodeling work for two of the Company’s dealerships in the Florida region. During fiscal year 2006, the Company paid $1,576,565 to J.O. Delotto & Sons, Inc. for such work.

Related Person Transactions with Charles B. Tomm

Charles B. Tomm is employed as the President and Chief Executive Officer of the Company’s Florida region and serves as a member of the Company’s Board. The Company and Charles B. Tomm entered into a severance agreement on June 10, 2005, effective as of April 1, 2005. Mr. Tomm’s severance agreement was amended as of February 1, 2007 to provide that (i) his annual base salary will be $400,000 and (ii) in the event of the termination of his employment with the Company, his severance pay will be based upon his base salary in effect on December 31, 2006, which base salary was $625,000. In addition, Mr. Tomm’s severance agreement provides that if Mr. Tomm participates in a bonus compensation plan at the date of termination, his severance will include a bonus payment in an amount equal to the bonus earned but not already paid for the year in which the termination occurred, prorated through the date of termination. Mr. Tomm will not receive any severance pay if his employment is terminated for cause or voluntary resignation, or due to death, disability or retirement.

For a period of 12 months following the date of termination, Mr. Tomm may continue to participate in and contribute to any health or dental plans he was participating in or contributing to at the time of his termination, which participation will terminate 30 days after he has obtained other employment under which he is entitled to receive equal benefits. Upon the termination of the extended benefits described above, COBRA coverage will be available to Mr. Tomm, at his option, as provided by the policies of the Company.

Mr. Tomm is restricted by non-solicitation and non-compete provisions in his severance agreement for one year following the date of the termination of his employment with the Company.

In addition, pursuant to the terms of this agreement, Mr. Tomm is eligible to participate in a bonus compensation plan with a target bonus of 80% of base salary, with 70% of such bonus compensation payable upon achievement of net operating income metrics for the Florida region and 30% payable upon achievement of business development objectives. In addition, on January 11, 2006, the Company granted Mr. Tomm 20,000 Performance Awards as part of his compensation for the fiscal year ended December 31, 2005, and on October 23, 2006, Mr. Tomm was granted 20,000 Performance Awards as part of his compensation for the fiscal year ended December 31, 2006, with the same terms as those Performance Awards granted to the named executive officers. Please see footnote (2) of the “Grants of Plan-Based Awards Table” on page 28 for a further discussion of the terms of these grants. The aggregate grant date fair value of the Performance Awards granted to Mr. Tomm is $796,800, which value was calculated in accordance with FAS 123R.

In addition to Mr. Tomm’s salary and bonus, Mr. Tomm receives the use of a demonstrator vehicle, the use of which amounted to $2,613 of imputed income to him during 2006, including $187 and $23 of imputed income for the cost to the Company of insurance and fuel, respectively. Mr. Tomm also receives a car allowance of $1,000 per month and an additional $15,000 to his base salary to cover tickets to sporting and other entertainment events, and club dues.

Mr. Tomm receives no compensation from the Company for his services provided as a director on the Board.

Related Person Transactions with Vernon E. Jordan, Jr.

During 2006, the Company paid $111,143 in legal fees to Akin, Gump, Strauss, Hauer & Feld, L.L.P., a law firm in which Mr. Jordan is Of Counsel.

Other

From time to time, the Company’s directors and named executive officers purchase or lease vehicles at the Company’s dealerships that are valued over $120,000.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s most recent audited consolidated financial statements for the year ended December 31, 2006 with the Company’s management and Deloitte & Touche LLP, the Company’s independent auditors for the year ended December 31, 2006. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, (Audit Committee Communications), as amended, relating to the auditors’ judgment about the quality of the Company’s accounting principles, as applied in its financial reporting.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants’ independence from the Company, and has discussed with Deloitte & Touche LLP their independence from the Company and its management.

Based on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, for filing with the SEC.

Submitted by the Members of the Audit Committee:

Philip F. Maritz (Chair)
Janet M. Clarke
Thomas C. DeLoach, Jr
Eugene S. Katz

INDEPENDENT AUDITORS’ FEES

The following table summarizes the aggregate fees billed to the Company by the independent auditors:

	2006	2005
Audit Fees	$2,409,139	$2,222,400
Audit-Related Fees	$25,000	$20,000
All Other Fees	$32,500	$40,210

Total	$2,466,639	$2,282,610

Audit Fees

The aggregate fees of Deloitte & Touche LLP for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended December 31, 2006 and 2005, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal years ended 2006 and 2005 were $2,409,139 and $2,222,400 respectively. The audit fees also included fees associated with the audit of management’s assessment of the effectiveness of its internal controls as required by Section 404 of the Sarbanes-Oxley Act. Included in the 2006 audit fees are $166,000 of fees associated with comfort letters and various filings with the SEC. The fees in 2006 include $443,520 that had not been billed to the Company as of December 31, 2006. The fees in 2005 include $269,491 that had not been billed to the Company as of December 31, 2005.

Audit-Related Fees

The aggregate fees of Deloitte & Touche LLP for professional services rendered for assurance and related services in connection with the audits of the Company’s annual financial statements for the fiscal years ended December 31, 2006 and 2005 were $25,000 and $20,000, respectively. The audit-related fees in 2006 and 2005 are related to the audit of one of the Company’s benefit plans.

Tax Fees

There were no tax fees billed by Deloitte & Touche LLP during 2006 and 2005.

All Other Fees

The aggregate fees of Deloitte & Touche LLP for professional service rendered for benefits consultation were $32,500 for 2006 and $40,210 for 2005.

The Audit Committee of the Board has determined that the provision of other audit-related services is compatible with maintaining the principal accountant’s independence.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company’s independent auditor. Each year, the Audit Committee approves the proposed services, including the nature, type and scope of services to be performed by the independent auditor during the fiscal year and the related fees. Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

Pursuant to the requirements of the Sarbanes-Oxley Act, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

PROPOSAL NO. 2

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s principal independent auditors for the year ending December 31, 2007, subject to ratification by the stockholders. Representatives from Deloitte & Touche LLP will be present at the annual meeting and will be available to make such comments as may be appropriate and to answer proper questions.

The Board and management recommend you vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2007.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

This proxy statement relates to the Company’s Annual Meeting of Stockholders for the calendar year 2007, which will take place on May 4, 2007. The Company currently expects that its 2008 Annual Meeting of Stockholders will be held in May 2008. In order to be eligible for inclusion in the Company’s proxy materials for the 2008 Annual Meeting, any stockholder proposal must be submitted in writing to the Company’s Corporate Secretary and received at the Company’s executive offices at 622 Third Avenue, 37th Floor, New York, New York 10017 by the close of business on November 29, 2007 or such later date as the Company may determine and announce in connection with the actual scheduling of the 2008 Annual Meeting. To be considered for presentation at the 2008 Annual Meeting, although not included in the Company’s proxy statement, any stockholder proposal must be received at the Company’s executive offices at the foregoing address on or before the close of business on February 4, 2008 or such later date as the Company may determine and announce in connection with the actual scheduling of the 2008 Annual Meeting. The procedure for nominating directors is described above under “GOVERNANCE OF THE COMPANY—Nomination of Directors.”

All stockholder proposals for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in the Company’s proxy materials), the Company’s Restated Certificate of Incorporation, the Company’s bylaws and Delaware law.

OTHER MATTERS

Management knows of no other matters to be brought before the 2007 Annual Meeting of Stockholders, but if other matters come before the meeting, the proxy holders intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

The Company will bear the expenses of preparing, printing and mailing the proxy materials to the stockholders. In addition, the Company will retain The Altman Group to aid in the broker search, for which such firm will be paid a fee of approximately $1,600, plus reasonable out-of-pocket expenses and disbursements. Officers and employees of the Company may request the return of proxies by telephone, telegram or in person, for which no additional compensation will be paid to them.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, the Company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the Company to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. The Company did not household materials for the annual meeting. If the Company households materials for future meetings, then only one copy of the Company’s annual report and proxy statement will be sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the annual meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any stockholder at the same address. If you wish to receive a separate copy of the annual report and proxy statement, you may contact the Company’s Investor Relations Department (a) by mail at 622 Third Avenue, 37th Floor, New York, NY 10017, (b) by telephone at 212-885-2500, or (c) by e-mail at investor@asburyauto.com. You may also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of the Company’s annual report and proxy statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

ADDITIONAL INFORMATION

The Company files annual, quarterly and special reports, proxy materials and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the Company’s filings at the regional offices of the SEC or over the Internet at the SEC’s web site at www.sec.gov. Additional information can also be found on the Company’s web site at www.asburyauto.com. Information contained on any web site referenced in this proxy statement is not incorporated by reference in this proxy statement.

If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, please call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 622 Third Avenue, 37th Floor, New York, New York 10017, and the exhibits will be provided to you upon the payment of a nominal fee (which fee will be limited to the expenses the Company incurs in providing you with the requested exhibits).

ASBURY AUTOMOTIVE GROUP, INC.

622 Third Avenue, 37th Floor

New York, NY 10017

ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 2007, 9:00 A.M.

The undersigned hereby appoints Lynne A. Burgess and Philip R. Johnson, and each or either of them, with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Asbury Automotive Group, Inc. (“Asbury”) which the undersigned is entitled to vote only at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Friday, May 4, 2007, at 9:00 a.m., local time, at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York, and at any and all adjournments thereof, as marked on the reverse side.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. As of March 30, 2007, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned hereby acknowledges receipt from Asbury prior to execution of this proxy of a Notice of Annual Meeting of Stockholders and Proxy Statement dated March 30, 2007 and the 2006 Annual Report to Stockholders.

PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

(Continued and to be voted on the reverse side.)

Electronic Voting Instructions:

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secure website

Vote by telephone

•      Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•      Follow the instructions provided by the recorded message.

☐	Mark this box with an X if you have made
Changes to your name and address details above.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

The Board recommends a vote FOR Proposal 2.
1. The Board of Directors recommends a vote FOR the nominees listed.
					FOR	AGAINST	ABSTAIN
		FOR	WITHHOLD	2. Ratification of appointment of Deloitte & Touche LLP as Asbury’s independent public accountants for the year ending December 31, 2007	☐	☐	☐
Nominees:	(01) Thomas C. DeLoach, Jr.	☐	☐

	(02) Philip F. Maritz	☐	☐

	(03) John M. Roth	☐	☐	Mark this box with an X if you plan to attend the Annual Meeting.			☐

	(04) Jeffrey I. Wooley	☐	☐

C. Authorized Signatures – Sign Here – This section must be completed for your vote to be counted. – Date and Sign Below

Note:  Please sign card exactly as name appears hereon. When shares are held by joint tenants, both should sign, but only one signature is required. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date(mm/dd/yyyy) Signature: Signature: